                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                              ASARCO INCORPORATED

                                       AT

                              $26.00 NET PER SHARE

                                       BY

                               ASMEX CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                           GRUPO MEXICO, S.A. DE C.V.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON MONDAY, OCTOBER 25, 1999,
                         UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS (INCLUDING ANY SUCCESSORS THERETO, THE "RIGHTS")), WITHOUT PAR VALUE (THE "COMMON STOCK"), OF ASARCO INCORPORATED, ("ASARCO"), WHICH, TOGETHER WITH SHARES OF COMMON STOCK OWNED BY GRUPO MEXICO, S.A. DE C.V. ("PARENT"), CONSTITUTE AT LEAST 80% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS, (2) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF ASARCO OR ASMEX CORPORATION ("PURCHASER") BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS OFFER TO PURCHASE, (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 15, 1999, AMONG ASARCO, CYPRUS AMAX MINERALS COMPANY AND CERTAIN OTHER PARTIES (THE "CYPRUS AMAX AGREEMENT"), HAS BEEN TERMINATED AND ASARCO HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH PARENT AND PURCHASER TO PROVIDE FOR THE ACQUISITION OF ASARCO BY PARENT OR PURCHASER AND (4) PARENT AND PURCHASER HAVING OBTAINED ALL REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF ASARCO ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS SOLE DISCRETION. SEE SECTION 14.

                             ---------------------

     THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

                             ---------------------

                                   IMPORTANT

    PARENT INTENDS TO SEEK TO NEGOTIATE WITH ASARCO WITH RESPECT TO THE ACQUISITION OF ASARCO BY PARENT OR PURCHASER. PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES OF COMMON STOCK TO BE PURCHASED, THE OFFER PRICE (AS DEFINED HEREIN) AND THE CONSIDERATION TO BE ISSUED IN THE PROPOSED MERGER (AS DEFINED HEREIN)) UPON ENTERING INTO A MERGER AGREEMENT WITH ASARCO OR TO NEGOTIATE A MERGER AGREEMENT WITH ASARCO NOT INVOLVING A TENDER OFFER AS A RESULT OF WHICH PURCHASER WOULD TERMINATE THE OFFER.

    Any shareholder desiring to tender all or any portion of such shareholder's shares of Common Stock should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such shares of Common Stock and, if separate, the certificates representing the associated Rights to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such shares of Common Stock (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having shares of Common Stock (and, if applicable, Rights) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such shares of Common Stock (and, if applicable, Rights).

    Any shareholder who desires to tender shares of Common Stock (and, if applicable, Rights) and whose certificates for such shares (and, if applicable, Rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares of Common Stock (and, if applicable, Rights) by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

                             ---------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

September 27, 1999

                               TABLE OF CONTENTS

INTRODUCTION................................................................................          1
       1.  Terms of the Offer; Expiration Date..............................................         13
       2.  Acceptance for Payment and Payment for Shares of Common Stock....................         14
       3.  Procedures for Tendering Shares of Common Stock..................................         16
       4.  Withdrawal Rights................................................................         19
       5.  Certain Federal Income Tax Consequences..........................................         20
       6.  Price Range of Shares of Common Stock; Dividends.................................         21
       7.  Effect of the Offer on the Market for Shares of Common Stock; Exchange Listing
           and Exchange Act Registration; Margin Regulations................................         21
       8.  Certain Information Concerning ASARCO............................................         23
       9.  Certain Information Concerning Purchaser, Parent and Certain Affiliates..........         24
      10.  Source and Amount of Funds.......................................................         34
      11.  Background of the Offer; Contacts with ASARCO....................................         35
      12.  Purpose of the Offer and the Merger; Plans for ASARCO; Certain Considerations....         43
      13.  Dividends and Distributions......................................................         49
      14.  Conditions of the Offer..........................................................         50
      15.  Certain Legal Matters; Regulatory Approvals......................................         53
      16.  Fees and Expenses................................................................         58
      17.  Miscellaneous....................................................................         59

SCHEDULE I-- Directors and Executive Officers of Parent, Purchaser and
              Empresarios Industriales de Mexico, S.A. de C.V...............................        S-1

To the Holders of Common Stock of ASARCO:

                                  INTRODUCTION

    ASMEX Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Grupo Mexico, S.A. de C.V., a Mexican corporation ("Parent"), hereby offers to purchase, upon the terms and conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase") all outstanding shares of common stock, without par value (the "Common Stock"), of ASARCO Incorporated, a New Jersey corporation ("ASARCO"), including the associated junior participating preferred stock purchase rights (including any successors thereto, the "Rights") issued pursuant to a rights agreement dated as of January 28, 1998, as amended as of July 15, 1999, between ASARCO and The Bank of New York, as Rights Agent (as such agreement may be further amended and including any successor agreement, the "Rights Agreement"), at a price of $26.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to shares of Common Stock shall include the associated Rights, whether or not such Rights are evidenced by separate Rights Certificates (as defined herein), and all references to the Rights shall include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Chase Securities Inc., as Dealer Manager (the "Dealer Manager"), Citibank, N.A., as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

    The purpose of the Offer and the Proposed Merger (as defined herein) is to enable Parent to acquire control of, and ultimately the entire equity interest in, ASARCO. The Offer, as the first step in the acquisition of ASARCO, is intended to facilitate the acquisition of that number of shares of Common Stock that, together with shares of Common Stock owned by Parent and Purchaser, would constitute at least 80% of the shares of Common Stock on a fully diluted basis.
Article 7 of ASARCO's Restated Certificate of Incorporation ("ASARCO Certificate of Incorporation") appears to require the affirmative vote of at least 80% of the outstanding shares of Common Stock to approve a transaction such as the Proposed Merger. Parent intends to seek to negotiate with ASARCO with respect to the acquisition of ASARCO by Parent or Purchaser in order to enter into a definitive merger agreement providing for such acquisition. Parent currently intends, as soon as practicable following consummation of the Offer pursuant to such a merger agreement, to seek to have Purchaser consummate a merger with and into ASARCO, with ASARCO continuing as the surviving corporation (the "Proposed Merger"), pursuant to which each then outstanding share of Common Stock (other than shares of Common Stock owned by Parent or any of its wholly owned subsidiaries and shares of Common Stock held in the treasury of ASARCO) would be converted into the right to receive in cash the price per share paid by Purchaser pursuant to the Offer. In general, in the event that the Proposed Merger is consummated as described above, gain or loss will be recognized by a shareholder of ASARCO who receives cash in exchange for shares of Common Stock pursuant to the Offer and/or the Proposed Merger. See Section 5.

    During the period from June 25, 1997 through January 25, 1999, Parent, either directly or through an affiliate, acquired approximately 9.8% of the outstanding shares of Common Stock (approximately 9.4% on a fully diluted basis) in a series of open market purchases. See Section 11.

    On July 15, 1999, ASARCO and Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), announced that they had entered into an agreement and plan of merger (including any and all amendments thereto, the "Cyprus Amax Agreement") pursuant to which ASARCO and Cyprus Amax would be combined to form a single entity by means of the Proposed Cyprus Amax Transaction (as defined herein). Later that same day, the office of Mr. German Larrea Mota-Velasco, Chairman of the Board and Chief Executive Officer of Parent, received by fascimile a letter from Mr. Francis R. McAllister, Chairman of the Board and Chief Executive Officer of ASARCO, notifying Mr. Larrea of the announced Proposed Cyprus Amax Transaction and providing a copy of the press release issued by ASARCO and Cyprus Amax.

    On August 20, 1999, ASARCO and Cyprus Amax filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Asarco Cyprus Form S-4") in order to register the offering of shares of Asarco Cyprus (as defined herein) to be issued in connection with the Proposed Cyprus Amax Transaction. The Asarco Cyprus Form S-4 included a joint proxy statement and prospectus, among other things, (i) giving notice that the respective special meetings of the ASARCO and Cyprus Amax shareholders called for the purpose of voting on the Cyprus Amax Agreement and the Proposed ACO Merger (as defined herein) (which is one of two mergers to effectuate the Proposed Cyprus Amax Transaction) would be held on September 30, 1999 and (ii) recommending that such shareholders vote to approve the Proposed ACO Merger.

    The following description of the Cyprus Amax Agreement is qualified in its entirety by reference to the full text of the Cyprus Amax Agreement, a copy of which has been included as an exhibit to the Asarco Cyprus Form S-4 and may be obtained in the manner described in Section 8 (except that copies may not be available at regional offices of the SEC).

    The Cyprus Amax Agreement provides that, following the satisfaction or waiver of certain conditions, (i) ACO Acquisition Corp., a New Jersey corporation ("ACO") and a wholly owned subsidiary of Asarco Cyprus Incorporated, a newly-formed Delaware corporation ("Asarco Cyprus"), will be merged with and into ASARCO with the separate corporate existence of ACO ceasing and ASARCO continuing as the surviving corporation (the "Proposed ACO Merger"); and (ii) CAM Acquisition Corp., a Delaware corporation ("CAM") and a wholly owned subsidiary of Asarco Cyprus, would be merged with and into Cyprus Amax, with the separate corporate existence of CAM ceasing and Cyprus Amax continuing as the surviving corporation (the "Proposed CAM Merger" and, together with the Proposed ACO Merger, the "Proposed Cyprus Amax Transaction"). Pursuant to the Proposed Cyprus Amax Transaction, (i) each outstanding share of Common Stock would be converted into one share of common stock of Asarco Cyprus, par value $.01 per share (the "Asarco Cyprus Common Stock"); (ii) each outstanding share of common stock of Cyprus Amax, without par value ("Cyprus Amax Common Stock"), would be converted into 0.765 shares of Asarco Cyprus Common Stock; and (iii) each outstanding share of Cyprus Amax Series A convertible preferred stock (the "Cyprus Amax Preferred Stock"), other than shares of Cyprus Amax Preferred Stock held by shareholders seeking appraisal rights, would be converted into one share of Asarco Cyprus Series A convertible preferred stock.

    The obligations of Cyprus Amax and ASARCO to effect the Proposed Cyprus Amax Transaction are subject to various conditions, including the approval of the Proposed ACO Merger by the holders of a majority of the votes cast by holders of shares of Common Stock at the meeting of ASARCO's shareholders (the "ASARCO Shareholder Approval") and the receipt of all required regulatory consents, registrations, approvals, permits and authorizations.

    In the Cyprus Amax Agreement, ASARCO has agreed to a provision (the "No Solicitation Provision") that none of ASARCO, its subsidiaries or any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives will, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an ASARCO Takeover Proposal (as defined herein) or reasonably could be expected to lead to an ASARCO Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any ASARCO Takeover Proposal. The No Solicitation Provision further provides that neither the ASARCO Board of Directors (the "ASARCO Board") nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cyprus Amax, the approval or recommendation by the ASARCO Board or such committee of the Proposed ACO Merger or the Cyprus Amax Agreement; provided that the ASARCO Board may withdraw its favorable recommendation of the Cyprus

Amax Agreement and recommend that the shareholders of ASARCO vote against approval of the Proposed ACO Merger and the Cyprus Amax Agreement if it determines in good faith, based on advice of outside counsel, that its failure to do so would constitute a breach of its fiduciary duties to ASARCO's shareholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any ASARCO Takeover Proposal, or (iii) cause ASARCO to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any ASARCO Takeover Proposal. As used in the Cyprus Amax Agreement, the term "ASARCO Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to any direct or indirect acquisition or purchase of a business or shares of any class of equity securities of ASARCO or any of its subsidiaries, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning any class of equity securities of ASARCO or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ASARCO or any of its subsidiaries, other than the Proposed ACO Merger. Cyprus Amax has agreed to a reciprocal provision.

    The Cyprus Amax Agreement also provides that ASARCO shall be liable to Cyprus Amax for a termination fee of $45 million if the Cyprus Amax Agreement is terminated under certain circumstances. As described in the Asarco Cyprus Form S-4, in general, the termination fee is payable by ASARCO if (i) the shareholders of Cyprus Amax have not voted to disapprove the Cyprus Amax Agreement, (ii) either (a) prior to the date of ASARCO's shareholder meeting an ASARCO Takeover Proposal is made known to ASARCO or is made directly to its shareholders generally or any person has publicly announced an intention to make an ASARCO Takeover Proposal and thereafter the Cyprus Amax Agreement is terminated because of the failure of ASARCO to obtain the requisite shareholder approval or (b) the Cyprus Amax Agreement is terminated by Cyprus Amax because ASARCO breached the No Solicitation Provision and (iii) within eighteen months of termination of the Cyprus Amax Agreement ASARCO enters into an agreement for, or consummates, a transaction whereby a third party acquires twenty percent of any class of stock of ASARCO, or a business that constitutes twenty percent or more of the revenues, net income or assets of ASARCO, or otherwise consummates an ASARCO Takeover Proposal. Cyprus Amax has agreed to a reciprocal provision.

    Also on August 20, 1999, Phelps Dodge Corporation, a New York corporation ("Phelps Dodge"), issued a press release publicly announcing proposals pursuant to which it would acquire either or both of ASARCO and Cyprus Amax in stock-for-stock mergers not conditioned on each other and submitted such proposals in letters to ASARCO and Cyprus Amax.

    On August 25, 1999, ASARCO and Cyprus Amax jointly announced the terms under which they would be willing to negotiate a three-way combination with Phelps Dodge. ASARCO and Cyprus Amax also announced that, as soon as possible after consummation of the Proposed Cyprus Amax Transaction, Asarco Cyprus would make a special payment of $5.00 per share for each share of Asarco Cyprus Common Stock outstanding as soon as possible after consummation of the Proposed Cyprus Amax Transaction.

    On August 27, 1999, Phelps Dodge filed with the SEC separate registration statements on Form S-4 (as the same may be amended from time to time, collectively, the "Phelps Dodge Forms S-4") in order to register the separate offers by Phelps Dodge directly to ASARCO and Cyprus Amax shareholders in which Phelps Dodge would, after the SEC declared the Phelps Dodge Forms S-4 effective, commence an offer to exchange each outstanding share of Common Stock into 0.4098 shares of Phelps Dodge common stock, par value $6.25 per share (the "Phelps Dodge Common Stock"), and a separate offer to exchange each outstanding share of Cyprus Amax Common Stock into 0.3135 shares of Phelps Dodge Common Stock (as the offers may be amended from time to time, each a "Phelps Dodge Exchange Offer" with respect to each company, and, collectively, the "Phelps Dodge Exchange Offers"). Neither of the Phelps Dodge Exchange Offers is conditioned upon acceptance of the other. On August 27, 1999, Phelps Dodge filed with the SEC separate preliminary proxy statements with respect to each of ASARCO and Cyprus Amax to solicit proxies in opposition to the Proposed Cyprus Amax Transaction.

    On August 28, 1999, Mr. Larrea acting as the representative of Parent in its capacity as the largest shareholder of ASARCO, met with Mr. McAllister in Mexico City, Mexico at the request of Mr. McAllister to discuss the Proposed Cyprus Amax Transaction and the recent developments involving Phelps Dodge. Mr. McAllister attempted to solicit Parent's views in its capacity as the largest ASARCO shareholder.

    On September 2, 1999, the SEC declared the Phelps Dodge Forms S-4 effective. On September 3, 1999, Phelps Dodge commenced the Phelps Dodge Exchange Offers. Additionally, on September 3, 1999, Phelps Dodge filed with the SEC a preliminary proxy statement announcing that the special meeting of its shareholders for the purpose of voting on the issuance of Phelps Dodge Common Stock pursuant to the Phelps Dodge Exchange Offers would be held on October 13, 1999 and recommending that its shareholders vote to approve the issuance of shares of Phelps Dodge Common Stock pursuant to the Phelps Dodge Exchange Offers.

    On September 6, 1999, Mr. Larrea, again acting as the representative of Parent in its capacity as the largest shareholder of ASARCO, met with Mr. J. Steven Whisler, the President and Chief Operating Officer of Phelps Dodge, in Mexico City, Mexico at the request of Mr. Whisler to discuss the Phelps Dodge Exchange Offer relating to the Common Stock of ASARCO.

    On September 9, 1999, ASARCO filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "ASARCO Schedule 14D-9") pursuant to which ASARCO reported that the ASARCO Board had unanimously recommended that ASARCO shareholders not tender shares in connection with the Phelps Dodge Exchange Offer. According to the ASARCO Schedule 14D-9, the ASARCO Board determined on September 8, 1999 to postpone the occurrence of a Distribution Date (as defined herein) under the Rights Agreement that would have been triggered by the public announcement of the Phelps Dodge Exchange Offer relating to the Common Stock of ASARCO until such later date as determined by the ASARCO Board.

    Following a series of meetings among representatives of Parent and Parent's outside financial advisors and legal advisors, on September 13, 1999, Parent's Board of Directors (the "Parent Board") met to review its strategic options in light of the announcement of the Proposed Cyprus Amax Transaction and the Phelps Dodge Exchange Offer relating to the Common Stock of ASARCO and to consider whether it might be advisable to pursue a possible strategic transaction with ASARCO.

    The Parent Board authorized, subject to the final determination and approval of a special committee of the Parent Board (the "Parent Board Committee") appointed at the Parent Board meeting, (i) the possibility of proposing a transaction with ASARCO such as the Offer, and (ii) the continued evaluation and approval of how to vote Parent's shares of Common Stock in connection with the Proposed Cyprus Amax Transaction and in light of the Phelps Dodge Exchange Offers. The Parent Board Committee was empowered to consider and approve the final terms of any proposals with respect to such matters and all related matters.

    On September 17, 1999, Mr. Whisler telephoned Mr. Larrea to further discuss alternatives facing the ASARCO shareholders meeting, and the benefits of the Phelps Dodge Exchange Offer for the Common Stock. Mr. Larrea explained that Parent had not yet decided how it would vote its shares.

    On September 22, 1999, Phelps Dodge issued a press release publicly announcing that it had increased its offers for ASARCO and Cyprus Amax. The revised Phelps Dodge Exchange Offers provide shareholders of ASARCO and Cyprus Amax with the right to elect to receive consideration in the Offer on an all-cash basis or on an all-stock basis. The all-cash election for ASARCO shareholders is $25.90 per share of Common Stock and the all-stock election is
0.4413 shares of Phelps Dodge Common Stock per share of Common Stock, subject to a cash proration factor which is equal to the total amount of cash that Phelps Dodge is offering to ASARCO shareholders ($9 multiplied by the total number of shares of Common Stock outstanding immediately prior to the closing of the Phelps Dodge Exchange Offer relating to ASARCO) divided by the product of $25.90 and the total number of shares of Common Stock for which cash elections are made. The revised Phelps Dodge Exchange Offers result in an exchange, assuming full proration, of (i) with respect to ASARCO, 0.2880 shares of Phelps Dodge Common Stock and $9.00 in cash for each outstanding share of Common Stock and (ii) with respect to Cyprus Amax, 0.2203 shares of Phelps Dodge Common Stock and $6.89 in cash for each outstanding shares of Cyprus Amax Common Stock.

    On the evening of September 23, 1999, press reports stated that a spokesperson for ASARCO said that the ASARCO Board would meet "this week" to review and respond to the revised Phelps Dodge Exchange Offer with respect to the Common Stock.

    Later on September 23, 1999, Mr. Whisler telephoned Mr. Larrea and inquired about Parent's reaction to the revised Phoenix Exchange Offer for ASARCO and whether Parent had decided how to vote its shares of Common Stock. Mr. Larrea stated that no decision had yet been made.

    On the evening of September 23, 1999, Mr. Larrea telephoned Mr. McAllister to inquire, among other things, about the timing of the ASARCO Board meeting announced earlier that day and ASARCO's intentions regarding the revised Phelps Dodge Exchange Offer. Mr. McAllister stated that no meeting had been scheduled at that time.

    Shortly after noon on September 24, 1999, Phelps Dodge announced that it had been granted early termination of the waiting period under the HSR Act (as defined herein).

    Early in the afternoon of September 24, 1999, Mr. Larrea received a telephone call from a representative of Credit Suisse First Boston Corporation ("CSFB"), financial advisor to ASARCO, who indicated that, in light of recent developments, ASARCO would be willing to consider an all-cash, "firm" offer for all of its shares at $26 per share. Mr. Larrea inquired about the status of the Proposed Cyprus Amax Transaction and the status of the announced ASARCO Board meeting and upcoming ASARCO shareholders' meeting. CSFB indicated that it would telephone Mr. Larrea with a response.

    Thereafter, Mr. Larrea telephoned Mr. McAllister to again inquire as to the timing of the ASARCO Board meeting and whether or when the ASARCO Board would take action in response to the revised Phelps Dodge Exchange Offer relating to the Common Stock.

    Shortly thereafter, a representative of CSFB again telephoned Mr. Larrea and stated that, while ASARCO was still finalizing certain technical matters with Cyprus Amax, ASARCO was free to enter into discussions concerning a possible transaction. Mr. Larrea indicated that any proposal from Parent would require ASARCO to enter into a definitive merger agreement that would, among other things, render the Rights Agreement and other anti-takeover provisions inapplicable to the acquisition, which CSFB acknowledged. CSFB further indicated that the ASARCO Board was not going to meet that day, and that no decision had been made about postponing or adjourning the upcoming ASARCO shareholders' meeting.

    At a meeting held on the afternoon of September 24, 1999, the Parent Board Committee approved the terms of the Offer and authorized Mr. Larrea to send a letter to Mr. McAllister reflecting the terms of the Offer.

    Thereafter, Mr. Larrea called Mr. McAllister to inform him that a written offer outling a transaction pursuant to which Parent would propose to acquire ASARCO was being telecopied to Mr. McAllister.

    After Mr. McAllister received Parent's letter, he telephoned Mr. Larrea and stated that he would provide copies of the letter to members of the ASARCO Board and ASARCO's legal and financial advisors.

    Subsequently that evening after the close of the market, Parent, notified the BOLSA MEXICANA DE VALORES, S.A. DE C.V. (the "Mexican Stock Exchange") and the COMISION NACIONAL BANCARIA Y DE VALORES (the "Mexican Banking and Securities Commission") of its actions. Parent also issued the following press release disclosing the delivery and contents of the letter:

                   GRUPO MEXICO OFFERS TO ACQUIRE ASARCO INC.

             Mexico City, September 24, 1999 -- Earlier today, Grupo Mexico, S.A. de C.V. sent the following letter to the Board of Directors of ASARCO Incorporated (NYSE:AR).

                                                                   German Larrea
                                                                Chairman and CEO

                                                              September 24, 1999

             Mr. Francis McAllister
             Chairman and Chief Executive Officer
             ASARCO Incorporated
             180 Maiden Lane
             New York, N.Y. 10038

                 Dear Frank:

                 We have followed with considerable interest the developments that have transpired since the announcement of your proposed transaction with Cyprus Amax Minerals Company, including most recently Phelps Dodge Corporation's September 22, 1999 announcement that it was improving its pending exchange offer to acquire ASARCO Incorporated and your announcement yesterday that your board of directors intends to meet to consider the Phelps Dodge Corporation offer "this week."

                 Given the time constraints of the current situation, we will commence on Monday a tender offer, through a wholly owned subsidiary, to ASARCO's shareholders for all outstanding shares of ASARCO at $26.00 per share in cash. The offer will be conditioned upon, among other things, Grupo Mexico, S.A. de C.V., its wholly owned subsidiary and ASARCO entering into a merger agreement, the number of shares being tendered constituting at least 80% of the outstanding ASARCO shares on a fully diluted basis when taken together with our own holdings.

                 As you know, in the past we have expressed an interest in
             exploring the possibility of a combination of our two companies' operations. We believe that a business combination between Grupo Mexico and ASARCO would create a low cost international mining entity with greatly increased ore reserves and the ability to realize significant cost saving synergies. Furthermore, in our capacity as your largest single shareholder, we have obviously considered the relative economic merits of the shareholder value inherent in your existing transaction with the Cyprus Amax and the transaction proposed by Phelps Dodge. We also considered alternatives that address our desire to increase our cost efficiencies and production capacity while simultaneously providing all of your other shareholders an opportunity to maximize the value of their investment now, rather than rely on projections of possible future benefits that may or may not be ultimately realized under the transaction contemplated by your existing agreement or the pro-rated part cash/ part stock transaction proposed by Phelps Dodge. Our offer provides such an alternative.

                 We would be prepared to proceed on the basis of a negotiated merger agreement with you in which we would expect to receive only the same representations and warranties as you have made under your existing agreement with Cyprus Amax. Our execution of a merger agreement would not be contingent upon a due diligence review. Furthermore, we are confident that consummation of our proposed transaction would not require any burdensome regulatory approvals.

                 Our proposal presents an attractive opportunity for ASARCO and its shareholders. The offer price of $26.00 per share would represent a premium of approximately 41% over ASARCO's unaffected price per share on August 20, 1999, immediately prior to the announcement of Phelps Dodge's proposal. As a result of the all-cash nature of our offer, your shareholders will immediately receive the entire premium for their ASARCO shares regardless of the performance of the stock market generally or of the market for copper following the close of our transaction. Briefly put, we believe our proposal is in the best interests of your shareholders. We also believe that our combined operations would serve the interests of the employees, customers, suppliers and local communities of each company.

                 Our proposed transaction is not subject to a financing
             condition. In that regard, we have obtained a signed commitment letter from The Chase Manhattan Bank and Chase Securities Inc. providing for the full amount of financing necessary to complete our offer.

                 As you are aware, the federal securities laws, as well as the laws of the United States of Mexico, require that we promptly make public disclosure of our intentions outlined in this letter.

                 We and our advisors are prepared to meet with ASARCO and its advisors to negotiate and finalize all necessary documentation to reflect the transaction outlined above.

                 Please advise me of the manner in which you and your board of directors would like to proceed.

                                          Very truly yours,

                                /s/ GERMAN LARREA
                                --------------------------
                                German Larrea

                 Grupo Mexico is a diversified mining company that ranks among the world's largest copper, zinc and silver producers. The company's business includes mining, smelting and refining in Mexico and is one of the world's lowest-cost operations. The company also operates the largest railroad system in Mexico.

                 Grupo Mexico's financial advisor is Chase Securities Inc. and its legal advisors are Brown & Wood LLP and Santamarina y Steta.

                 NOTE: Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct.

    On Sunday September 26, 1999, ASARCO issued the following press release:

                          ASARCO TO EXPLORE STRATEGIC ALTERNATIVES
                            SEEKING TO MAXIMIZE SHAREHOLDER VALUE

                 New York, NY, September 26, 1999 -- ASARCO Incorporated
             (NYSE:AR) announced today that its Board of Directors has authorized management to explore all available strategic alternatives that could maximize shareholder value. Consistent with the Cyprus Amax and ASARCO merger agreement, negotiations are underway in pursuit of this strategic objective. The alternatives being explored could lead to and involve further negotiations that may result in:

                 - completion of its currently pending merger with Cyprus Amax
                   Minerals Company or a merger or reorganization involving the Company and another company;

                 - a purchase, sale or transfer of a material amount of assets by the Company;

                 - a tender or exchange offer for or other acquisition of
                   securities of the Company; or

                 - a material change in the present capitalization or dividend policy of the Company.

             ASARCO stated, however, that it could give no assurance that any transaction would result from these efforts.

                 The Company noted further that the Board has determined that, prior to having an agreement in principle, premature disclosure of the possible terms of any transactions or proposals could jeopardize the initiation or continuation of negotiations of those transactions and has, accordingly, determined not to disclose the possible terms or parties involved, until such an agreement is reached.

On Monday September 27, 1999, Parent issued the following press release:

                             GRUPO MEXICO COMMENCES TENDER OFFER
                         TO ACQUIRE ASARCO FOR $26 PER SHARE IN CASH

                 Mexico City, Mexico (September 27, 1999) -- Grupo Mexico, S.A.
             de C.V., announced today that it has formally commenced a tender offer to acquire all of the outstanding shares of ASARCO Incorporated (NYSE:AR) at a price of $26.00 per share in cash. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, October 25, 1999, unless extended.

                 Following the completion of the tender offer, Group Mexico intends to consummate a second step merger in which all remaining ASARCO shareholders will also receive the same cash price paid in the tender offer.

                 German Larrea, chairman and chief executive officer of Grupo
             Mexico, said, "Our offer to acquire ASARCO is an opportunity for Grupo Mexico to increase shareholder value by creating an international mining company with world-class assets in Canada, the United States, Mexico and Peru. With a combined mine production of approximately 975,000 MT of copper per year and composite operating reserve life of 45 years, the combined company would be able to rationalize production as a result of its low-cost structure.

                 "Our $26.00 per share in cash offer is also an opportunity for
             ASARCO shareholders to receive full value for their shares. It represents a premium of approximately 41% over ASARCO's unaffected stock price on August 20, 1999, immediately prior to the announcement of Phelps Dodge's proposal."

                 Grupo Mexico expects to achieve annual cash cost savings of at least $100 million by 2001 from, among other things, reduced administrative and overhead costs, as well as operating synergies. The company anticipates the transaction to be accretive to its earnings and EBITDA by the end of 2000.

                 The company noted that it has an excellent track record of achieving cost savings. In 1993, Grupo Mexico's breakeven cash cost per pound of copper was $0.71. By the second quarter of 1999, that figure was reduced to approximately $0.37. With the combined cost savings, Grupo Mexico projects a breakeven cash cost of $0.52 per pound of copper.

                 The offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares of ASARCO common stock (including the associated junior participating preferred stock purchase rights), which together with shares of ASARCO common stock owned by Grupo Mexico, constitute at least 80% of the shares of ASARCO common stock outstanding on a fully diluted basis, (2) the rights have been redeemed by the board of directors of

             ASARCO or Grupo Mexico being satisfied, in its sole discretion, that the rights are invalid or otherwise inapplicable to the transactions contemplated by the offer, (3) Grupo Mexico being satisfied, in its sole discretion, that the agreement and plan of merger dated as of July 15, 1999, among ASARCO, Cyprus Amax and certain other parties, has been terminated and ASARCO having entered into a definitive merger agreement with Grupo Mexico to provide for the acquisition of ASARCO by Grupo Mexico and (4) Grupo Mexico having obtained all regulatory approvals necessary for its acquisition of control of ASARCO on terms and conditions satisfactory to Grupo Mexico, in its sole discretion.

                 Chase Securities Inc. is acting as financial advisor to Grupo
             Mexico and as Dealer Manager for the offer, and D.F. King & Co., Inc. is acting as Information Agent. Grupo Mexico's legal advisors are Brown & Wood LLP and Santamarina y Steta.

                 Grupo Mexico is a diversified mining company that ranks among the world's largest and lowest-cost copper, zinc and silver producers. The company's operations include mining, smelting and refining. Grupo Mexico also operates the largest railroad system in Mexico.

                 NOTE: Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct.

    The foregoing discussion of the Proposed Cyprus Amax Transaction, the Phelps Dodge Exchange Offers and related matters is based upon various public announcements and public filings made by ASARCO, Cyprus Amax, Asarco Cyprus and Phelps Dodge.

    As indicated above, Parent intends to seek to negotiate with ASARCO with respect to the acquisition of ASARCO by Parent or Purchaser, whether pursuant to the Offer and the Proposed Merger, or otherwise. If such negotiations result in a definitive merger agreement between ASARCO, Parent and Purchaser, the consideration to be received by holders of shares of Common Stock would consist of the right to receive an amount in cash equal to the Offer Price. Such negotiations could, however, result in, among other things, amendment or termination of the Offer and submission of a different acquisition proposal to ASARCO's shareholders for their approval. See Section 12 and Section 14.

    In connection with the Offer and during its pendency, or in the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and subject to the terms of any merger agreement that it may enter into with ASARCO, Parent (alone or through affiliates) may explore any and all options that may be available to it. In addition, after expiration or termination of the Offer, Parent may seek to acquire additional shares of Common Stock, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid per share of Common Stock pursuant to the Offer and could be for cash or other consideration.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF ASARCO'S SHAREHOLDERS. ANY SUCH SOLICITATION THAT PARENT OR PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

    In the event Purchaser obtains 90% or more of the outstanding shares of Common Stock pursuant to the Offer or otherwise, Purchaser will effect the Proposed Merger pursuant to the short-form merger provisions of the New Jersey Business Corporation Act, without prior notice to, or any action by, any other shareholder of ASARCO.

CERTAIN CONDITIONS TO THE OFFER

    THE MINIMUM CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK WHICH, TOGETHER WITH SHARES OF COMMON STOCK OWNED BY PARENT, CONSTITUTE AT LEAST 80% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (I.E., AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR COMMON STOCK HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) (THE "MINIMUM CONDITION").

    According to (i) the ASARCO Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as of July 31, 1999, there were 39,783,396 million shares of Common Stock issued and outstanding and (ii) the 1998 Form 10-K filed by ASARCO on March 16, 1998 (the "ASARCO 1998 Form 10-K"), 1,721,249 shares of Common Stock were subject to issuance pursuant to various stock option and incentive plans of ASARCO (the "Incentive Shares"). However, according to the Asarco Cyprus Form S-4, 41,683,903 shares of Asarco Cyprus Common Stock are to be issued to holders of Common Stock or Incentive Shares in connection with the Proposed ACO Merger.

    Based on the foregoing, Purchaser believes there are 41,683,903 shares of Common Stock outstanding on a fully diluted basis. Parent currently owns an aggregate of 3,900,000 shares of Common Stock, which were acquired in open-market transactions. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if an aggregate of 29,447,123 shares of Common Stock are validly tendered pursuant to the Offer. For purposes of the Offer, "fully diluted basis" assumes (i) no dilution due to Rights, (ii) the issuance of all of the Incentive Shares, (iii) no shares of Common Stock were issued or acquired by ASARCO after August 20, 1999 (other than Common Stock issued pursuant to clause (ii) above) and no options, warrants, rights or other securities convertible into or exercisable or exchangeable for shares of Common Stock were issued or granted after August 20, 1999, and (iv) as of August 20, 1999 ASARCO had no other obligations to issue Common Stock or other securities convertible into or exercisable for shares of Common Stock.

    THE RIGHTS CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE ASARCO BOARD OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS OFFER TO PURCHASE (THE "RIGHTS CONDITION").

    Pursuant to the terms of the Rights Agreement, the Rights will expire at the close of business on January 31, 2008 (the "Final Expiration Date") unless earlier redeemed by ASARCO as described below. In the event that ASARCO adopts a new Rights Agreement prior to the expiration or consummation of the Offer, all references to the Rights Agreement and the Rights in this Offer to Purchase, the related Letter of Transmittal and in the other tender offer materials shall be deemed to be references to such new Rights Agreement and the related Rights issued thereunder.

    The following is based upon the Form 8-K filed by ASARCO with the SEC, dated January 28, 1998 (the "ASARCO Form 8-K"), and the Form 8-A12B/A, filed by ASARCO with the SEC, dated as of July 22, 1999 (the "ASARCO Form 8-A").

    Pursuant to the Rights Agreement, the ASARCO Board declared a dividend distribution of one Right for each share of Common Stock outstanding on August 7, 1999. Under the Rights Agreement, each Right entitles the holder to purchase from ASARCO one one-hundredth of a share of its Junior Participating Preferred Stock at a price of $90.00 per one one-hundredth of a share, subject to adjustment.

    Under the Rights Agreement, the Rights will be evidenced by the Common Stock Certificates (as defined herein) and will be transferred with and only with Common Stock Certificates until the earlier of

(i) 5:00 p.m., New York City time on the tenth Business Day (as defined herein) following the first date of public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) 5:00 p.m., New York City time on the tenth Business Day (or such later date as the ASARCO Board shall determine) following the commencement of a tender offer or exchange offer which would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock (such earlier date being the "Distribution Date"). As soon as practicable after the Distribution Date, the Rights Certificates (as defined herein) will be mailed by the Rights Agent to holders of record of the Common Stock as of the close of business on the Distribution Date, and thereafter the separate Rights Certificates alone will evidence the Rights. "Business Day" means any day other than a Saturday, Sunday or day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon exercise thereof, shares of Common Stock (or, in certain circumstances, cash, property or other securities of ASARCO) having a value equal to two times the exercise price of the Right.

    In the event that ASARCO is acquired in a merger or consolidation in which ASARCO is not the surviving corporation (or is the surviving corporation but the Common Stock is changed or exchanged) or ASARCO sells or transfers 50% or more of its consolidated assets or earning power, each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a value equal to two times the exercise price of the Right.

    The ASARCO Board may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Rights Agreement (the "Redemption Price"), at any time prior to the earlier of (i) 5:00 p.m., New York City time on the tenth Business Day following the public announcement that a person or group of affiliated or associated persons has become an Acquiring Person and (ii) the Final Expiration Date. Immediately upon the action of the ASARCO Board ordering redemption of the Rights, the Rights will terminate, and the only right to which the holders of Rights will be entitled will be the right to receive the Redemption Price.

    ASARCO may amend or supplement the Rights Agreement in certain circumstances. See Section 12. Pursuant to the Cyprus Amax Agreement, on July 15, 1999, ASARCO amended the Rights Agreement to render the Rights Agreement inapplicable to the Proposed Cyprus Amax Transaction and the other transactions contemplated by the Cyprus Amax Agreement and to ensure, among other things, that Cyprus Amax is not deemed to be an Acquiring Person and that a Distribution Date does not occur by reason of such agreement or transactions. Additionally, in the Cyprus Amax Agreement, ASARCO has also agreed that it will not facilitate any effort or attempt to make or implement an ASARCO Takeover Proposal, which would include the Offer, including by means of an amendment to the Rights Agreement. See Section 11.

    According to the ASARCO Schedule 14D-9, the ASARCO Board determined on September 8, 1999, to postpone the occurrence of a Distribution Date that would be triggered by the announcement of the Phelps Dodge Exchange Offer with respect to the Common Stock of ASARCO until such later date as determined by the ASARCO Board.

    Based on publicly available information, Purchaser believes that, as of the date of this Offer to Purchase, the Rights were not exercisable, certificates evidencing the Rights (the "Rights Certificates") had not been issued and the Rights were evidenced by the certificates evidencing shares of the Common Stock (the "Common Stock Certificates"). Purchaser believes that as a result of the public announcement of this Offer, the Distribution Date will be no later than October 12, 1999 (to the extent that October 11, 1999 is not a Business Day as defined in the Rights Agreement) unless prior to such date (i) the ASARCO Board redeems the Rights,
(ii) the ASARCO Board determines to postpone distribution of Rights Certificates to a later date, or (iii) ASARCO amends the Rights Agreement to render it inapplicable to this Offer.

    The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the ASARCO Form 8-K and the ASARCO Form 8-A and the full text of the Rights Agreement as an exhibit thereto filed with the SEC, and subsequent amendments to the Rights Agreement as filed with the SEC. Copies of these documents may be obtained in the manner set forth in Section 8 (except that copies may not be available at regional offices of the SEC).

    THE MERGER AGREEMENT CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE CYPRUS AMAX AGREEMENT HAS BEEN TERMINATED AND ASARCO HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH PARENT AND PURCHASER THAT WOULD PROVIDE FOR THE ACQUISITION OF ASARCO BY PARENT OR PURCHASER (THE "MERGER AGREEMENT CONDITION").

    In order for the Merger Agreement Condition to be satisfied, the ASARCO Board and the Board of Directors of each of Parent and Purchaser must enter into a fully negotiated merger agreement upon terms and conditions that are acceptable to each of the parties. Depending on ASARCO's willingness to enter into negotiations with Parent and Purchaser and the then pending status of any such negotiations, Purchaser may extend the Offer from time to time until the Merger Agreement Condition is satisfied.

    THE REGULATORY APPROVAL CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON PARENT AND PURCHASER HAVING OBTAINED ALL REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF ASARCO ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS SOLE DISCRETION (THE "REGULATORY APPROVAL CONDITION").

    Parent intends to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") with respect to the Offer. If such filing is made on the date of this Offer to Purchase, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time on October 12, 1999, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Parent. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period may be extended by court order or by consent of Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. See Section 15.

    Consummation of the Offer is also conditioned upon satisfaction of the waiting period requirements imposed by German and Italian laws, and the other conditions set forth in Section 14. See Section 14 and Section 15.

    CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN
SECTION 14. PURCHASER EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THE OFFER. SEE SECTION 14.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all shares of Common Stock that are validly tendered prior to the Expiration Date (as defined herein) and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, October 25, 1999, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the Rights Condition, the Merger Agreement Condition and the Regulatory Approval Condition. If any or all of such conditions are not satisfied prior to the Expiration Date or if any or all of the other events set forth in Section 14 shall have occurred prior to the acceptance of shares of Common Stock for payment, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the shares of Common Stock tendered in the Offer and to terminate the Offer and return all tendered shares of Common Stock to the tendering shareholders, (ii) waive or reduce the Minimum Condition or waive or amend any or all other conditions to the Offer to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the SEC, purchase all shares of Common Stock validly tendered, or
(iii) extend the Offer and, subject to the right of shareholders to withdraw shares of Common Stock until the Expiration Date, retain the shares of Common Stock that have been tendered during the period or periods for which the Offer is extended.

    Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in
Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all shares of Common Stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its shares of Common Stock in accordance with the procedures set forth in Section 4.

    Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time,
(i) to delay acceptance for payment of, or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for any shares of Common Stock pending receipt of any regulatory approval, including those specified in Section 15, or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any shares of Common Stock if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in
Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

    Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the shares of Common Stock tendered promptly after the termination or withdrawal of the Offer, and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the preceding paragraph), any shares of Common Stock upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the SEC's view, an offer generally should remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of shares of Common Stock being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Common Stock, the Offer will be extended at least until the expiration of such ten business day period.

    Based on publicly available information, Purchaser believes that, as of the date of this Offer to Purchase, the Rights are evidenced by the Common Stock Certificates and do not trade separately. Accordingly, by tendering a Common Stock Certificate, a shareholder is automatically tendering the associated Rights. If, however, the Rights detach and separate Rights Certificates are issued, shareholders will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender of such shares of Common Stock.

    A request is being made to ASARCO for the use of ASARCO's shareholder list and security position listing for the purpose of disseminating the Offer to shareholders. Upon compliance by ASARCO with such request, this Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Common Stock and Rights, if applicable, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list and list of holders of Rights, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Common Stock or Rights.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF COMMON STOCK.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all shares of Common Stock which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of regulatory conditions, including those matters set forth in Section
15. Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, shares of Common Stock in order to comply in whole or in part with any applicable law. Purchaser understands that, in accordance with the applicable rules of the SEC, any delay in accepting shares of Common Stock, regardless of cause, may not exceed an unreasonable length of time. Accordingly, if it appears at the time that the Offer is scheduled to expire that any regulatory approvals are not likely to be obtained within a reasonable length of time thereafter, Purchaser will either extend or terminate the Offer.

    In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Common Stock Certificates, and if applicable, Rights Certificates or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Common Stock, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined herein) and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility who is tendering the Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Common Stock validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such shares of Common Stock for payment. Payment for shares of Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for shares of Common Stock be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares of Common Stock pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered shares of Common Stock, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Common Stock Certificates and, if applicable, Rights Certificates, are submitted evidencing more shares of Common Stock than are tendered, Common Stock Certificates and, if applicable, Rights Certificates, evidencing unpurchased shares of Common Stock will be returned, without expense to the tendering shareholder (or, in the case of shares of Common Stock tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such shares of Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If purchase of or payment for shares of Common Stock is delayed for any reason or if Purchaser is unable to purchase or pay for shares of Common Stock for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered shares of Common Stock may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or fail to return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer. Any such delay will be accompanied by an extension of the Offer to the extent required by law. If, prior to the Expiration Date, Purchaser increases the consideration to be paid per share of Common Stock pursuant to the Offer, Purchaser will pay such increased consideration for all such shares of Common Stock purchased pursuant to the Offer, whether or not such shares of Common Stock were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Parent or one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the shares of Common Stock tendered pursuant to the Offer, provided that any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for shares of Common Stock validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES OF COMMON STOCK.

    VALID TENDER OF SHARES OF COMMON STOCK. In order for shares of Common Stock to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents in accordance with the instructions in the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Common Stock Certificates and, if applicable, Rights Certificates, evidencing tendered shares of Common Stock must be received by the Depositary at one of such addresses or Common Stock must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF COMMON STOCK CERTIFICATES, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Common Stock by causing the Book-Entry Transfer Facility to transfer such Common Stock into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Common Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Common Stock, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) of Common Stock (which includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Common Stock), unless such registered holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) if such shares of Common Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee

Program or the Stock Exchange Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each such institution, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If Common Stock Certificates and, if applicable, Rights Certificates, are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Common Stock Certificates and, if applicable, Rights Certificates, not accepted for payment or not tendered are to be returned to a person other than the registered holder(s), then the Common Stock Certificates and, if applicable, Rights Certificates, must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Common Stock Certificates and, if applicable, Rights Certificates, with the signature(s) on such Common Stock Certificates and, if applicable, Rights Certificates, or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender shares of Common Stock pursuant to the Offer and such shareholder's Common Stock Certificates and, if applicable, Rights Certificates, are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such shares of Common Stock may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

   (iii) in the case of a guarantee of shares of Common Stock, the Common Stock Certificates and, if applicable, Rights Certificates, for all tendered shares of Common Stock, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange (the "NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

    Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Common Stock purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Common Stock Certificates evidencing such Common Stock, or a Book-Entry Confirmation of the delivery of such Common Stock, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE COMMON STOCK BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

    DISTRIBUTION OF RIGHTS. Holders of Common Stock will be required to tender one Right for each share of Common Stock tendered to effect a valid tender of such Common Stock. Unless and until the Distribution Date occurs, the Rights are represented by and transferred with the Common Stock.

Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Common Stock will constitute a tender of the associated Rights. If a Distribution Date has occurred before shares of Common Stock are tendered, Rights Certificates representing a number of Rights equal to the number of shares of Common Stock being tendered must be delivered to the Depositary in order for such Common Stock to be validly tendered. If a Distribution Date has occurred subsequent to the tender of shares of Common Stock, Rights Certificates representing a number of Rights equal to the number of shares of Common Stock tendered pursuant to the Offer must be delivered to the Depositary within three NYSE trading days after the date such Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive such Rights Certificates prior to accepting Common Stock for payment. Accordingly shareholders who sell their Rights separately from their Common Stock and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Common Stock. Payment for Common Stock tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such Rights Certificates, if such Rights Certificates have been distributed to holders of Common Stock. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered shares of Common Stock pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Common Stock determined by it not to be in proper form or if the acceptance for payment of, or payment for, such shares of Common Stock may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Common Stock of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Common Stock tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other shares of Common Stock, or other securities issued or issuable in respect of such Common Stock on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Common Stock. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Common Stock for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Common Stock and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies and consents may be given (and if given will not be deemed effective). The designees of Purchaser will, with respect to the Common Stock and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of ASARCO's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Common Stock or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Common Stock, Purchaser must be able to exercise full voting rights with respect to such shares of Common Stock.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder tendering shares of Common Stock in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering shares of Common Stock pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). If, however, the tendering shareholder completes the box entitled "Special Payment Instructions" on the Letter of Transmittal, the person to whom payment is to be made, rather than the tendering shareholder, should complete and sign Substitute Form W-9. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

    Purchaser's acceptance for payment of shares of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Tenders of Common Stock made pursuant to the Offer are irrevocable except that such Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 25, 1999.

    If purchase of or payment for shares of Common Stock is delayed for any reason or if Purchaser is unable to purchase or pay for shares of Common Stock for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered shares of Common Stock may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or fail to return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer. If Purchaser extends the Offer, is delayed in its acceptance for payment of shares of Common Stock or is unable to purchase shares of Common Stock validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Common Stock. If Common Stock Certificates evidencing Common Stock and, if applicable, Rights Certificates, to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Stock Certificates and, if applicable, Rights Certificates, the serial numbers shown on such Common Stock Certificates and, if applicable, Rights Certificates, must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of an Eligible Institution. If shares of Common Stock have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Stock and otherwise comply with the Book-Entry Transfer Facility's procedures.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any shares of Common Stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares of Common Stock may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain United States Federal income tax consequences of the Offer and the Proposed Merger to shareholders of ASARCO whose shares of Common Stock are tendered and accepted for payment pursuant to the Offer or whose shares of Common Stock are converted to cash pursuant to the Proposed Merger. The discussion is for general information only and does not purport to consider all aspects of Federal income taxation that might be relevant to shareholders of ASARCO. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of Common Stock as capital assets, and may not apply to shares of Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the Federal income tax consequences to any shareholder of ASARCO who, for United States Federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH SHAREHOLDER OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

    The receipt of cash for shares of Common Stock pursuant to the Offer or the Proposed Merger will be a taxable transaction for United States Federal income tax purposes. In general, a shareholder who exchanges shares of Common Stock pursuant to the Offer or surrenders shares of Common Stock for cash pursuant to the Proposed Merger will recognize gain or loss for United States Federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares of Common Stock exchanged pursuant to the Offer or surrendered for cash pursuant to the Proposed Merger. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) exchanged pursuant to the Offer or surrendered for cash pursuant to the Proposed Merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder's holding period for such shares of Common Stock is more than twelve months at the time of consummation of the Offer or the Proposed Merger, as the case may be. Capital gain recognized by individuals (and certain estates and trusts) upon a disposition of a share of Common Stock that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a share of Common Stock that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of capital losses.

    BACKUP WITHHOLDING. Unless a shareholder of ASARCO complies with certain reporting or certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities) under applicable provisions of the Federal income tax laws, such shareholder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Offer and/or the Proposed Merger. A foreign shareholder of ASARCO should consult its tax advisor with respect to the application of withholding rules to it with respect to any cash payments received pursuant to the Offer and/or the Proposed Merger. See Section 3.

6.  PRICE RANGE OF SHARES OF COMMON STOCK; DIVIDENDS.

    The Common Stock is listed and principally traded on the NYSE, and quoted under the symbol "AR". The following table sets forth the high and low sales prices of Common Stock as reported by the New York

Stock Exchange Composite Transactions Tape (the "NYSE Composite Tape") and the amount of cash dividends declared per share of Common Stock for each calender quarter during the past three years:

                                                                            MARKET PRICE
                                                                                                  CASH
                                                                       ----------------------   DIVIDENDS
                                                                          HIGH         LOW      DECLARED
                                                                          -----        ---     -----------
YEAR ENDED DECEMBER 31, 1997:
  First Quarter......................................................   $      325/8 $      251/8  $     .20
  Second Quarter.....................................................          323/8        261/4        .20
  Third Quarter......................................................          341/4        293/8        .20
  Fourth Quarter.....................................................          321/4        213/4        .20
YEAR ENDED DECEMBER 31, 1998:
  First Quarter......................................................   $      263/4 $      20 /16  $     .20
  Second Quarter.....................................................          271 /16        213/8        .20
  Third Quarter......................................................          24          15 /16        .20
  Fourth Quarter.....................................................          23          147/8        .10
YEAR ENDED DECEMBER 31, 1999:
  First Quarter......................................................   $      183/8 $      13  /16  $     .05
  Second Quarter.....................................................          207/8        133/8        .05
  Third Quarter (through September 24)...............................          235/8        17 /16        .05

    According to the Asarco Cyprus Form S-4, on July 14, 1999, the trading day prior to the announcement date of the Proposed Cyprus Amax Transaction, and on August 19, 1999, the trading day prior to the announcement date of the Phelps Dodge Proposal, the reported closing sales prices of the Common Stock on the NYSE Composite Tape were $19 and $18 7/16 per share of Common Stock, respectively.

    On September 24, 1999, the most recent practicable trading day prior to the announcement date of the Offer, the closing sales price of the Common Stock, as reported in the Monday, September 27, 1999 Wall Street Journal was $23 9/16 per share of Common Stock.

    SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

    According to the Asarco Cyprus Form S-4, as of the date of such filing ASARCO paid dividends at a rate of $.20 per share each year.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES OF COMMON STOCK; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could reduce the number of holders of Common Stock, which could adversely affect the liquidity and market value of the remaining Common Stock held by the public. Following consummation of the Offer, a large percentage of the outstanding shares of Common Stock will be owned by Purchaser.

    NYSE LISTING. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Stock if, among other things, the number of record holders of at least 100 shares of Common Stock should fall below 1,200 and the average monthly trading volume is less than 100,000 shares for the most recent twelve month period, the number of publicly held shares of Common Stock (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the "NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held shares of Common Stock (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Common Stock pursuant to the Offer or otherwise, the shares of Common Stock no longer meet the requirements of the NYSE for continued listing and the listing of the Common Stock is discontinued, the market for the shares of Common Stock could be adversely affected.

    If the NYSE were to delist the shares of Common Stock, it is possible that the shares of Common Stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of

Securities Dealers Automated Quotation System or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Stock or whether it would cause future market prices to be higher or lower than the Offer Price.

    EXCHANGE ACT REGISTRATION. The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by ASARCO to the SEC if the Common Stock is not listed on a national securities exchange and there are fewer than 300 record holders of the Common Stock. The termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by ASARCO to holders of Common Stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Stock. In addition, "affiliates" of ASARCO and persons holding "restricted securities" of ASARCO may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the shares of Common Stock under the Exchange Act were terminated, the Common Stock would no longer be eligible for listing on any stock exchange.

    If the registration of the shares of Common Stock under the Exchange Act is not terminated prior to the Proposed Merger, then the shares of Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following consummation of the Proposed Merger.

    Based upon publicly available information, Purchaser believes that, as of the date of this Offer to Purchase, the Rights are registered under the Exchange Act and are listed on the NYSE, but are attached to the Common Stock and are not separately transferable. Purchaser believes that as a result of the public announcement of this Offer, the Distribution Date will be no later than October 12, 1999 (to the extent that October 11, 1999 is not a Business Day as defined in the Rights Agreement) unless prior to such date (i) the ASARCO Board redeems the Rights, (ii) the ASARCO Board determines to postpone the distribution of Rights Certificates to a later date, or (iii) ASARCO amends the Rights Agreement to render it inapplicable to the Offer. According to the ASARCO Form 8-A, as soon as practicable after the Distribution Date, the Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and thereafter the separate Rights Certificates alone will evidence the Rights and the foregoing discussion with respect to the effect of the Offer on the market for the Common Stock, stock exchange listing and Exchange Act registration would apply to the Rights in a similar manner. According to the ASARCO Schedule 14D-9, the ASARCO Board determined on September 8, 1999 to postpone the occurrence of a Distribution Date that would be triggered by the announcement of the Phelps Dodge Exchange Offers with respect to ASARCO Common Stock until such later date as determined by the ASARCO Board. See Section 11.

    MARGIN REGULATIONS. The shares of Common Stock presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Common Stock under the Exchange Act were terminated, the Common Stock would no longer constitute "margin securities".

8.  CERTAIN INFORMATION CONCERNING ASARCO.

    ASARCO is a New Jersey corporation whose principal executive offices are located at 180 Maiden Lane, New York, New York 10038. The following description of ASARCO's business has been taken from the Asarco Cyprus Form S-4:

        ASARCO is one of the world's leading producers of copper and has developed one of the largest copper ore reserve positions in the industry. ASARCO also produces specialty chemicals and aggregates. ASARCO's copper business includes integrated mining, smelting and refining operations in North America and in Peru through its 54.3% owned subsidiary, Southern Peru Copper Corporation. Enthone-OMI, Inc., a wholly owned subsidiary, operates a worldwide specialty chemicals business focused on functional and decorative coatings for the electronics and metal finishing industries. American Limestone Company, a wholly owned subsidiary, produces construction aggregates, ready-mixed concrete and agricultural limestone. ASARCO also operates a custom lead smelting business, a silver mining business, a zinc mining business and a specialty metals business. ASARCO owns Encycle, Inc., which operates a waste recycling facility and Hydrometrics, an environmental consulting and construction firm.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to ASARCO and its subsidiaries which has been excerpted or derived from the financial statements contained in the ASARCO 1998 Form 10-K and other documents filed by ASARCO with the SEC. More comprehensive financial information is included in, and the financial information that follows is qualified in its entirety by reference to, the ASARCO 1998 Form 10-K, ASARCO's Quarterly Report on Form 10-Q for the period ended June 30, 1999 (the "ASARCO Form 10-Q") and other reports and documents filed by ASARCO with the SEC. The ASARCO 1998 Form 10-K, the ASARCO Form 10-Q and such other reports and documents may be examined at and copies may be obtained from the offices of the SEC or the NYSE in the manner set forth below.

                              ASARCO INCORPORATED
               FIVE-YEAR SELECTED FINANCIAL AND STATISTICAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                FOR THE SIX  FOR THE SIX
                                                                                                  MONTHS       MONTHS
                                                    FOR THE YEAR ENDED DECEMBER 31,                ENDED        ENDED
                                         -----------------------------------------------------   JUNE 30,     JUNE 30,
                                           1994       1995       1996       1997       1998        1998         1999
                                         ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                                                (UNAUDITED)  (UNAUDITED)
CONSOLIDATED STATEMENT OF EARNINGS
Sales..................................  $   2,032  $   3,198  $   2,717  $   2,721  $   2,233   $   1,186    $     966
Operating income (loss)................         18        487        303        275       (118)        (33)         (49)
Earnings (loss) before minority
  interests............................         65        299        226        234       (104)        (31)         (52)
Minority interests.....................         (1)      (130)       (88)       (91)       (27)        (15)          (4)
Net earnings (loss)....................         64        169        138        143       (131)        (46)         (56)
Per Share of Common Stock:
          Net earnings (loss)--
            Basic......................  $    1.53  $    4.00  $    3.24  $    3.42  $   (3.29)  $   (1.17)   $   (1.42)
          Net earnings (loss)--
            Diluted....................  $    1.52  $    3.98  $    3.23  $    3.42  $   (3.29)  $   (1.17)   $   (1.42)

                              ASARCO INCORPORATED
               FIVE-YEAR SELECTED FINANCIAL AND STATISTICAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                          AS OF DECEMBER 31,                    AS OF JUNE   AS OF JUNE
                                         -----------------------------------------------------      30,          30,
                                           1994       1995       1996       1997       1998        1998         1999
                                         ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                                                (UNAUDITED)  (UNAUDITED)

CONSOLIDATED BALANCE SHEET
Total assets...........................      3,291      4,327      4,120      4,110      4,024       4,020        3,977
Inventories--replacement cost in excess
  of LIFO inventory costs..............        143        137        115         86         74          78           80
Total cash and marketable securities...         18        281        193        416        216         285          156
Long-term debt.........................        915      1,063        759        850      1,015         853        1,017
Common shareholders' equity............      1,517      1,707      1,737      1,694      1,525       1,623        1,459

COMMON STOCK
Common Stock outstanding (millions of
  shares)..............................       42.1       42.6       42.8       39.7       39.7        39.7         39.8

    ASARCO is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning ASARCO's directors and officers, their remuneration, stock options granted to them, the principal holders of ASARCO's securities, any material interests of such persons in transactions with ASARCO and other matters is required to be disclosed in proxy statements distributed to ASARCO's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning ASARCO should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    None of Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning ASARCO contained in such documents and records or for any failure by ASARCO to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent.

9.  CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND CERTAIN AFFILIATES.

    PURCHASER. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Proposed Merger. Purchaser is a wholly owned subsidiary of Parent. The principal offices of Purchaser are located at Baja California 200, Colonia Roma Sur, 06760 Mexico City, Mexico. Until immediately prior to the time that Purchaser will purchase Common Stock pursuant to the Offer, it is not expected that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the

Proposed Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    PARENT. Parent is a Mexican corporation with its principal executive offices located at Baja California 200, Colonia Roma Sur, 06760 Mexico City, Mexico. Parent's principal business is to act as a holding company for shares of other corporations engaged in the mining, processing and sale of minerals and other by-products and railways operations. Parent's shares are listed on the Mexican Stock Exchange.

    The largest shareholder of Parent is Empresarios Industriales de Mexico, S.A. de C.V., a Mexican corporation ("EIM"). The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, real estate and drilling. The principal executive offices of EIM are located at Insurgentes Sur No. 432-9, Colonia Roma Sur, 06760 Mexico City, Mexico. Mr. Larrea also is the Chairman of the Board and Chief Executive Officer of EIM. The family of the late Jorge Larrea Ortega, including Mr. Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Parent. Mr. Larrea disclaims beneficial ownership of such shares other than the shares held directly by him (comprising approximately 2.71% of the outstanding shares of Parent).

    Parent owns 98.85% of the capital stock of Grupo Minero Mexico, S.A. de C.V., a Mexican corporation ("GMM") with its principal executive offices located at Baja California 200, Colonia Roma Sur, 06760 Mexico City, Mexico. GMM's principal business is to act as a holding company for shares of other corporations engaged in the mining, processing and sale of minerals and other by-products. GMM is Mexico's largest mining company based upon consolidated net sales and total assets in 1998. Together with Parent, GMM has been a reporting person under the Schedule 13D, dated December 29, 1997, with respect to shares of Common Stock (the "Initial Parent Schedule 13D"), as amended by Amendment No. 1 dated January 26, 1998 ("Amendment No. 1 to the Initial Parent Schedule 13D") and Amendment No. 2 dated July 31, 1998 ("Amendment No. 2 to the Initial Parent
Schedule 13D" and, together with the Initial Parent Schedule 13D, Amendment No. 1 to the Initial Parent Schedule 13D and Amendment No. 3 to the Initial Parent
Schedule 13D (as defined herein), the "Parent Schedule 13D") GMM no longer beneficially owns any shares of Common Stock because on December 26, 1997 GMM transferred all of its shares of Common Stock to Parent. See Section 11. Accordingly, on the date of this Offer to Purchase, GMM and Parent are concurrently filing Amendment No. 3 to the Initial Parent Schedule 13D ("Amendment No. 3 to the Initial Parent Schedule 13D") reflecting that GMM no longer is a reporting person in connection with the Parent Schedule 13D. Parent currently exercises sole voting and investment control over the shares of ASARCO Common Stock owned by it.

    BACKGROUND AND OTHER INFORMATION. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser, Parent and EIM are set forth in Schedule I hereto.

    The Parent is not subject to the information and reporting requirements of the Exchange Act and therefore Parent is not required in accordance therewith to file periodic reports, proxy statements or other information with the SEC relating to their respective business, financial condition or other matters. In accordance with Rule 12g3-2(b) of the Exchange Act, Parent furnishes to the SEC certain material information that it has (i) made or is required to make public under Mexican law, (ii) filed or is required to file with an applicable stock exchange, or (iii) distributes or is required to distribute to shareholders.

    CERTAIN TRANSACTIONS. The origins of Parent can be traced to 1918 when ASARCO expanded its mining operations into Mexico through a wholly owned subsidiary, Compania Minera Asarco, S.A. In 1965, Compania Minera Asarco, S.A. was reorganized and several Mexican investors assumed a majority ownership position in the reconstituted company. In 1974, ASARCO sold part of its interest in the reconstituted company, thereby reducing its participation to 34%, and the company changed its name to Asarco Mexicana, S.A. In 1978, the Larrea family assumed a majority ownership position in ASARCO

Mexicana, S.A. (which by that time had changed its name to Industrial Minera Mexico, S.A. de C.V. ("IMMSA") and GMM was formed as a holding company for IMMSA. Shortly thereafter, ASARCO exchanged its ownership interest in IMMSA for a 38% interest in GMM (which amounts were held either directly by ASARCO or through affiliates of ASARCO).

    In 1978, as part of a separate reorganization, Grupo Industrial Minera Mexico, S.A. de C.V. (hereinafter "GIM"), was formed in order to become the holding company of GMM (with ASARCO remaining as shareholder of GMM) and to create a public market for GIM shares.

    During the years 1979 and 1980, ASARCO reduced its participation in GMM to 34% and, in 1992, it further reduced its participation to 31.17%.

    In 1994, as part of a reorganization, Parent was formed as the new holding company of GMM and the shares of GMM held by ASARCO were exchanged for an equivalent number of shares in Parent (constituting a 26% interest in Parent). As part of this same reorganization, a warrant (the "Warrant") to acquire the 10.7% of Series B Shares (as hereinafter defined) of Parent held by ASARCO (the "ASARCO Series B Shares") was established in favor of holders of the Series B Shares other than ASARCO (such holders other than ASARCO, the "Other Stockholders") by contribution of the ASARCO Series B Shares, held either directly or through subsidiaries, to a trust (the "Trust").

    As a result of the above transactions, in December 1994, the capital structure of Parent consisted of the following: (i) 574,110,777 shares of Series B ordinary shares, which have full voting rights (the "Series B Shares") and
(ii) 115,008,122 shares of Series L shares with limited voting rights (the "Series L Shares"). All of the Series L Shares were held by ASARCO.

    The Warrant is exercisable by the Other Stockholders at any time prior to August 9, 2001. As of the date hereof, the Warrant has not been exercised, either in whole or in part.

    During the period from 1994 through 1998, ASARCO sold through open market transactions its 115,008,122 Series L Shares of Parent.

    During the same period of time, Parent acquired through open market transactions 39,118,899 Series L Shares. On April 28, 1998, the shareholders of Parent, at an extraordinary meeting, resolved to cancel such repurchased shares and exchange all remaining Series L Shares for the same number of Series B Shares.

    Parent believes that ASARCO has fully divested itself of the capital stock of Parent, except for (i) ASARCO's right, upon exercise of the Warrant by the Other Stockholders, to receive $1.40 per share for each share subject to the Warrant and (ii) ASARCO's right to have the shares pursuant to which the Warrant was not exercised returned to it in the event that the Warrant is not exercised by August 9, 2001.

    In March of 1999, Parent acquired from a third party ASARCO's rights under the Trust to 5,782,682 Series B Shares previously held by an ASARCO subsidiary.

    As of the date of this Offer to Purchase, Parent owns 3,900,000 shares of ASARCO Common Stock. All of these shares were acquired before January 25, 1999. For a more detailed description of the transactions pursuant to which these shares were acquired. See Section 11.

    During the past 60 days, Parent did not effect any transactions in the equity securities of ASARCO. Except as set forth in this Offer to Purchase or the Parent Schedule 13D, none of Parent, Purchaser or EIM or, to the knowledge of Parent, Purchaser or EIM, any of the persons listed in Parent Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of ASARCO, and none of Parent, Purchaser or EIM or, to the knowledge of Parent, Purchaser or EIM, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of ASARCO during the past 60 days.

    Except as set forth in this Offer to Purchase or the Parent Schedule 13D, none of Parent, Purchaser or EIM, or to the knowledge of Parent, Purchaser or EIM, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ASARCO, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of ASARCO, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase or the Parent Schedule 13D, none of Parent, Purchaser or EIM or, to the knowledge of Parent, Purchaser or EIM, any of the persons listed in Schedule I hereto, has had any transactions with ASARCO, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

    Except as set forth in this Offer to Purchase or the Parent Schedule 13D, there have been no contacts, negotiations or transactions between Parent, Purchaser or EIM, or their respective subsidiaries, or to the knowledge of Parent, Purchaser or EIM, any of the persons listed in Schedule I hereto, on the one hand, and ASARCO or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the SEC.

    CERTAIN FINANCIAL INFORMATION. Set forth below is selected summary consolidated financial data with respect to Parent and its subsidiaries excerpted or derived from audited consolidated financial statements and notes thereto published by Parent for the three years ended December 31, 1996, 1997 and 1998 and from certain unaudited consolidated financial reports of Parent for the six-month periods ended June 30, 1998 and 1999, respectively, as filed with the Mexican Stock Exchange (collectively, the "Financial Statements"). The Financial Statements are filed as exhibits to the Schedule 14D-1/13D Amendment of Parent and Purchaser filed with the SEC in connection with the Offer (the "Parent Schedule 14D-1"), are incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to ASARCO in Section 8 (except that copies may not be available at regional offices of the SEC). The following summary is qualified in its entirety by reference to such Financial Statements and the related notes contained therein.

    The Financial Statements and the following selected consolidated financial data are presented in Mexican pesos ("pesos") and are prepared in accordance with accounting principles generally accepted in Mexico ("Mexican GAAP") and not in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). Mexican GAAP differs in certain significant respects from U.S. GAAP. Note (2) elsewhere in this Section 9 to the following selected financial data provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to Parent, and an unaudited reconciliation to U.S. GAAP of consolidated net income and total stockholders' equity. See also "Differences Between Mexican GAAP and U.S. GAAP" below for a summary description of the principal differences between Mexican GAAP and U.S. GAAP applicable to the Parent. The effects of price-level restatement under Mexican GAAP have not been eliminated in the reconciliation to U.S. GAAP.

    The Financial Statements have been prepared giving effect to Bulletin B-10, as amended, and Bulletin B-12 issued by the Mexican Institute of Public Accountants. Generally, Bulletin B-10 is designed to provide for the recognition of the effects of inflation by requiring Parent to restate non-monetary assets and liabilities using the Mexican National Consumer Price Index (the "NCPI"), to restate the components of total stockholders' equity using the NCPI and to record gains or losses in purchasing power from holding monetary liabilities or assets. The Third Amendment to Bulletin B-10 requires restatement of all financial statements to constant pesos as of the date of the most recent balance sheet presented. All data in the Financial Statements are presented in constant pesos as indicated therein; however, all data included in the selected consolidated financial data set forth below have been restated in constant pesos as of June 30, 1999, except as otherwise indicated. Bulletin B-12 requires that the statement of changes in financial position reconcile changes from the restated historical balance sheet to the current balance sheet.

    References in this Offer to Purchase to "U.S. dollars" or "U.S.$" are to the lawful currency of the United States. References in this Offer to Purchase to "pesos" or "Ps." are to the lawful currency of Mexico.

                    PARENT CONSOLIDATED STATEMENTS OF INCOME

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
              AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

    EXPRESSED IN TERMS OF THE PURCHASING POWER OF THE MEXICAN CURRENCY AS OF
                                 JUNE 30, 1999

(STATED IN THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS, EXCEPT PER
                                  SHARE DATA,
                          UNLESS OTHERWISE INDICATED)

    The following selected consolidated financial data contain translations of certain peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or any other rate. Unless otherwise indicated, such U.S. dollar amounts have been translated from pesos at the exchange rate indicated in Note (1) to the following selected financial data.

                                                  FOR THE YEAR ENDED DECEMBER 31,                  UNAUDITED SIX MONTHS ENDED
                                  ---------------------------------------------------------------
                                                                               1998
                                       1996            1997       -------------------------------         JUNE 30, 1998
                                  --------------  --------------                     U.S.$(1)      ---------------------------
                                      PESOS           PESOS           PESOS         (UNAUDITED)       PESOS        U.S.$(1)
                                  --------------  --------------  --------------  ---------------  ------------  -------------
Net sales.......................   Ps.14,521,440   Ps.13,247,831   Ps.15,154,793  U.S.$ 1,609,387  Ps.6,817,905  U.S.$ 724,038

Operating income................       4,689,583       3,285,114       2,697,792          286,496     1,506,212        159,955

Other income (expenses), net....          69,736          62,941          11,026            1,171        75,561          8,024

Income before writedown for
  plant closure.................       4,004,570       2,921,045       1,093,277          116,102       621,785         66,031

Consolidated net income(2)......       4,004,570       2,921,045         806,638           85,662       621,785         66,031

Income per common share before
  writedown for plant
  closure(3)....................            5.81            4.25            1.67             0.18          0.94           0.10

Net income per common
  share(3)......................            5.81            4.25            1.23             0.13          0.94           0.10

                                  UNAUDITED SIX MONTHS ENDED


                                         JUNE 30, 1999
                                  ---------------------------
                                     PESOS        U.S.$(1)
                                  ------------  -------------
Net sales.......................  Ps.7,080,083  U.S.$ 751,881
Operating income................       802,498         85,223
Other income (expenses), net....        70,217          7,457
Income before writedown for
  plant closure.................     1,292,585        137,268
Consolidated net income(2)......     1,292,585        137,268
Income per common share before
  writedown for plant
  closure(3)....................          2.03           0.22
Net income per common
  share(3)......................          2.03           0.22

                       PARENT CONSOLIDATED BALANCE SHEETS
       AS OF DECEMBER 31, 1997 AND 1998, AND AS OF JUNE 30, 1998 AND 1999 EXPRESSED IN TERMS OF THE PURCHASING POWER OF THE MEXICAN CURRENCY AS OF
                                 JUNE 30, 1999
      (STATED IN THOUSANDS OF MEXICAN PESOS AND THOUSANDS OF U.S. DOLLARS
                          UNLESS OTHERWISE INDICATED)

                                                     AS OF DECEMBER 31,
                                       -----------------------------------------------
                                                                    1998                        AS OF JUNE 30,
                                            1997       -------------------------------         1998 (UNAUDITED)
                                       --------------                     U.S.$(1)      -------------------------------
                                           PESOS           PESOS         (UNAUDITED)        PESOS          U.S.$(1)
Working capital......................    Ps.4,572,387    Ps.9,511,481  U.S.$ 1,010,087    Ps.9,580,603  U.S.$ 1,017,427
Total assets.........................      43,646,765      45,951,987        4,879,943      44,550,636        4,731,125
Total liabilities....................      14,004,275      16,316,203        1,732,724      14,698,138        1,560,892
Total stockholders' equity(2)........      29,642,490      29,635,784        3,147,219      29,852,498        3,170,233


                                               AS OF JUNE 30,
                                              1999 (UNAUDITED)
                                       -------------------------------
                                           PESOS          U.S.$(1)
Working capital......................    Ps.7,971,944  U.S.$   846,593
Total assets.........................      44,458,741        4,721,366
Total liabilities....................      14,126,392        1,500,174
Total stockholders' equity(2)........      30,332,349        3,221,191

(1) U.S. dollar amounts provided are translations from the peso amounts, solely for the convenience of the reader, at the exchange rate of Ps. 9.4165 per U.S.$1.00 as of June 30, 1999 published by Banco de Mexico ("the Mexican Central Bank"). On June 30, 1999, the difference between the exchange rate published by the Mexican Central Bank and the noon buying rate in New York City for cable transfers in pesos as certified for customs purposes by the Federal Reserve Bank of New York (the "noon buying rate") of Ps. 9.443 to U.S.$1.00 was not material. On September 24, 1999, the noon buying rate was Ps. 9.3625 per U.S.$1.00.

(2) Reconciliation to U.S. GAAP (unaudited): The principal differences between Mexican GAAP and U.S. GAAP, as they relate to Parent, concern (i) deferred income taxes and (ii) the amortization of the negative goodwill that was recorded in Parent's acquisition of Mexicana de Cobre, S.A. de C.V., and Ferrocarril Mexicano, S.A. de C.V. (previously Ferrocarril Pacifico Norte, S.A. de C.V.) ("Ferrocarril Mexicano"), in 1988 and 1997, respectively. See "Differences Between Mexican GAAP and U.S. GAAP" below for a summary description of the principal differences applicable to Parent. Parent's consolidated net income under U.S. GAAP would have been Ps. 2,163.7 million for the year ended December 31, 1998, Ps. 4,105.1 million for the year ended December 31, 1997 and Ps. 4,722.3 million for the year ended December 31, 1996, compared to Ps. 806.6 million, Ps. 2,921.0 million and Ps. 4,004.6 million respectively, under Mexican GAAP. Total stockholders' equity under U.S. GAAP would have been Ps. 17,702.6 million as of December 31, 1998, and Ps. 15,984.0 million for the year ended December 31, 1997, compared to Ps. 29,635.8 million, and Ps. 29,642.5 million and respectively, under Mexican GAAP.

This Note (2) presents an unaudited reconciliation of net income and total stockholders' equity as presented under Mexican GAAP to U.S. GAAP. However, this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements to recognize the effects of inflation, which restatement is required under Mexican GAAP Bulletin B-10, "Recognition of the Effects of Inflation in the Financial Information", as amended. The application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes, consistent with the methodology described in Statement of Financial Accounting Standards ("SFAS") No. 89, "Financial Reporting and Changing Prices".

(3) For the years ended December 31, 1996, December 31, 1997, December 31, 1998 and the periods ended June 30, 1998 and June 30, 1999, the number of outstanding common shares of Parent, on a weighted average basis for each period, were 689,118,899, 687,387,551, 653,987,463, 659,697,150 and 638,136,862,
respectively. During these periods there were no outstanding options, warrants, conversion rights or other rights to acquire common shares of Parent outstanding.

DIFFERENCES BETWEEN MEXICAN GAAP AND U.S. GAAP

    The Financial Statements and certain of the foregoing consolidated financial data, are prepared based on Mexican GAAP, which differ in certain significant respects from U.S. GAAP. The principal differences between Mexican GAAP and U.S. GAAP, as applicable to the Parent, are described below, together with an explanation, where appropriate, of the method used in the determination of the adjustments that affect net income and total stockholders' equity.

    CASH FLOW INFORMATION. Under Mexican GAAP, Parent presents consolidated statements of changes in financial position in accordance with Bulletin B-12 which specifies the appropriate presentation of the statement of changes in financial position when the financial statements have been restated in constant pesos (in accordance with the third amendment to Bulletin B-10). Bulletin B-12 identifies the generation and application of resources representing differences between beginning and ending financial statement balances in constant pesos. Bulletin B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items in the determination of resources provided by operations.

    The changes in the consolidated financial statement balances included in this statement constitute cash flow activity stated in constant pesos (including monetary and unrealized foreign exchange gains and losses on short-term liabilities, which are considered cash gains and losses in the constant peso financial statements).

    In accordance with Mexican GAAP, the reduction in current and long-term debt due to restatement in constant pesos and unrealized exchange gains and losses on short-term liabilities are presented in the consolidated statements of changes in financial position as a resource used by financing activities and the gain from monetary position is presented as a component of operating activities. Statement of Financial

Accounting Standards (SFAS) No. 95, "Statement of Cash Flows", does not provide guidance with respect to inflation adjusted financial statements.

    Under Mexican GAAP, marketable securities that are classified as trading are included as a component of a change in cash for cash flow purposes, whereas in U.S. GAAP these securities would be classified under operating activities.

    DEFERRED INCOME TAXES AND EMPLOYEE PROFIT SHARING. Parent has adopted SFAS No. 109, "Accounting for Income Taxes", for U.S. GAAP reconciliation purposes. Deferred income taxes under U.S. GAAP arise principally due to the difference in the basis of fixed assets for book and tax purposes. Purchases and production costs remain in inventory for book purposes, which are charged to expense for tax purposes, and the recording of the benefits of tax loss carryforwards. Parent records all deferred taxes and employee profit sharing in results for U.S. GAAP purposes. Since employee profit sharing is calculated based on taxable income after certain adjustments and is subject to the future consequences of temporary differences in the same manner as income taxes, the deferred employee profit sharing, which is not recorded under Mexican GAAP, must be included in the reconciliation of Mexican to U.S. GAAP.

    NEGATIVE GOODWILL. Under Bulletin B-8, any excess book value of a subsidiary over its purchase price is recorded as a deferred credit and amortized against income over the period in which the new business is integrated, not to exceed five years. For Mexican GAAP purposes, negative goodwill related to 1989 acquisitions was fully amortized prior to 1994.

    Under U.S. GAAP, negative goodwill must be first allocated to proportionately reduce the values assigned to non-current assets (generally fixed assets), and if the non-current assets are reduced to zero, any remaining excess must be treated as a deferred credit to be amortized against income over the period during which Parent benefits from such negative goodwill. The period may not exceed 40 years. For U.S. GAAP purposes, negative goodwill is being amortized over 16 years, which corresponds to the average useful life of the fixed assets acquired.

    COST OF PENSION PLANS AND OTHER EMPLOYEE BENEFITS. Under Mexican GAAP, the requirement to record liabilities for employee benefits using actuarial computations is substantially the same as required by SFAS No. 87, "Employers' Accounting for Pensions".

    Parent provides health care benefits for the retired and active employees of Mexicana de Cananea, S.A. de C.V. ("Mexcananea") as well as their family members through a subsidiary of Mexcananea (Hospital del Ronquillo, S. de R.L. de C.V.). During 1995 Parent adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions". Due to the fact that Parent in previous years had few employees that were eligible for this benefit, the liability based on the actuarial calculation was considered immaterial and therefore the related effect was not included in the U.S. GAAP reconciliation. In 1998 Parent terminated 600 union and 400 non-union employees, thus accelerating the related post-retirement benefit for such employees.

    For the year ended December 31, 1998, Parent adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which requires additional disclosures. Although Parent's measurement or recognition of pensions and other postretirement benefit obligations will not change under SFAS No. 132 it will provide additional disclosure regarding such plans.

    MINORITY INTEREST. Under Mexican GAAP, Bulletin B-8, minority interests in subsidiaries must be included as a component of stockholders' equity. Consequently, minority interests in the income of subsidiaries is not presented as an expense in the statement of income. Under U.S. GAAP, minority interests, in subsidiaries are shown below liabilities on the balance sheet and are not part of stockholders' equity and their share of the net results of operations is deducted before arriving at net income for Parent's shareholders.

    INVESTMENT IN COMMON STOCK OF A PARENT COMPANY. GMM holds 46,524,534 Series B Shares deposited in trusts for future sale to employees of Parent. Under Mexican GAAP, these shares are included as an asset. Under U.S. GAAP, if a holding company has no substantive operations, the subsidiary should account for its purchase of the parent's stock as a reduction in equity in a manner similar to treasury stock.

    PROPERTY AND EQUIPMENT. Under Mexican GAAP, prior to 1997, property and equipment were restated to net replacement cost on the basis of annual appraisals, which were determined by independent appraisers. Effective January 1, 1997, property and equipment are restated using the NCPI.

    U.S. GAAP requires that property and equipment be stated at historical cost. Under Mexican GAAP, a company is not required to, but may, capitalize interest incurred on assets under construction. The amount to be capitalized in Mexico is based upon the "net financial cost" (i.e., the net of the sum of interest expense, interest income, foreign exchange gains and losses and the gain or loss from monetary position).

    Under U.S. GAAP, interest expense, net of the gain on monetary position applicable to peso denominated debt, must be considered an additional cost of constructed assets and is depreciated over the lives of the related assets. Exchange gains and losses on foreign denominated debt net of monetary gain may not be capitalized.

    EMPLOYEE PROFIT SHARING. Mexican law requires the payments to employees of 10% of the Parent's taxable income, excluding certain adjustments for inflation. These amounts are treated as compensation expenses and are reflected after income tax, in the appropriate income statement captions.

    Under U.S. GAAP, employee profit sharing must be reflected as operating cost and expenses in the income statements.

    FINANCIAL STATEMENT DISCLOSURES. Disclosures in financial statements are generally more extensive under U.S. GAAP than under Mexican GAAP.

    In this regard, Parent had significant sales to three different customers in the last three years that would be disclosed under U.S. GAAP. Sales to these customers accounted for 8%, 5% and 5% of total sales in 1998, 25%, 9% and 8% of total sales in 1997 and 29%, 11% and 11% of total sales in 1996.

    EARNINGS PER SHARE. Under the guidelines of SFAS No. 128, "Earnings per Share", Parent is required to calculate basic earnings per share, which is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Parent is also required to compute diluted earnings per share, which is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. At December 31, 1998 and 1997, Parent did not have any common stock equivalents. Therefore only basic earnings per share are disclosed.

    COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income", is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. This note presents a reconciliation of net majority income under Mexican GAAP to comprehensive net majority income under U.S. GAAP. The main reconciling item is the result of gains or losses from holding non-monetary assets due to Bulletin B-10.

    START-UP COSTS. For reconciliation purposes under U.S. GAAP, Parent adopted in 1998 AICPA Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). Under this accounting method, certain costs, such as organization, training and pre-feasibility expenses, incurred in the start-up phase of a project, are expensed as incurred. The initial application of this SOP is reported as a cumulative effect of a change in accounting principle in the income statement and is included in the reconciliation of Mexican GAAP to U.S. GAAP.

    In accordance with Mexican GAAP, start-up costs are deferred and amortized at the commencement of operations, despite the inherent uncertainty regarding their future recoverability. However, if the project is abandoned and the start-up costs incurred to date become unrecoverable, such costs are expensed immediately. Amortization of deferred costs is amortized on straight-line basis over the term in which the benefit is expected to be realized.

    TREASURY BONDS. GMM repurchased a portion of the guaranteed senior notes it previously issued and is holding them with plans to resell them as market conditions dictate and are netted against long term debt under Mexican GAAP.

    Under U.S. GAAP, a debtor shall unrecognize (this means removing previously recognized assets or liabilities from the statement of financial position) a liability if and only if it has been extinguished. A liability has been extinguished if the debtor pays the creditor and is relieved of its obligation for the liability. Paying the creditor includes delivery of cash, other financial assets, goods, or services or reacquisition by the debtor of its outstanding debt securities, whether the securities are canceled or held as so-called treasury bonds. The difference between the reacquisition price (the amount paid on extinguishment, including a call premium and miscellaneous costs of reacquisition) and the net carrying amount (the amount due at maturity, adjusted for unamortized premium, discount, and cost of issuance) of the extinguished debt shall be recognized currently in income of the period of extinguishment as gain and identified as a separate item. Gain from extinguishment of debt that is included in the determination of net income shall be aggregated and, if material, classified as an extraordinary item, net of related income tax effect.

    When Parent resells the treasury bonds, Parent will treat the transaction as a new issuance of notes. There is no gain or loss recognized on reissuance. Although legally these are the same guaranteed senior notes, from an accounting point of view the resale is a new borrowing with its own effective interest rate. Interest expense will accrue on the newly reissued guaranteed senior notes at their effective interest rate, which will differ from the effective interest rate on the remaining original guaranteed senior notes.

    FINANCIAL STATEMENT TRANSLATION FOR FOREIGN SUBSIDIARIES. Effective in 1998, Parent adopted the provisions of Bulletin B-15, which establishes revised standards of accounting and reporting for translating financial statements of foreign subsidiaries that are incorporated in the financial statements of an enterprise by consolidation. Bulletin B-15 requires financial statements of a foreign subsidiary that depends economically on its parent company to be translated by the translation restatement approach using the factors derived from the NCPI.

    Under U.S. GAAP, the translation of financial statements of subsidiaries with operations in hyper inflationary economies should be re-measured into the functional currency. The process requires monetary assets and liabilities to be re-measured at the year-end exchange rate, while non-monetary assets and liabilities and income and expense accounts are re-measured at the historical exchange rate. Resulting exchange differences are included in income.

    Parent has two foreign subsidiaries. The translation effect for these subsidiaries is immaterial.

    UNUSUAL CHARGE AND WRITE DOWN FOR PLANT CLOSURE. Under U.S. GAAP, transactions may be considered to be extraordinary items if they are both unusual and infrequent in nature. The presumption is that transactions should be accounted for as ordinary in the income statement unless the weight of evidence indicates the transaction meets both of these criteria.

    Parent classified as non-operating income the expenses incurred relating to a labor union strike. Under U.S. GAAP, although these expenses are unusual in nature, they would be included in operating income.

    In addition, Parent accounted for the closure of the Canananea smelter and the related severance payments as an extraordinary item. Under U.S. GAAP, the write down for plant closures does not qualify as an extraordinary item and therefore, these costs would be included as part of operating income.

    CAPITALIZED INTEREST. In 1997 Parent through a direct subsidiary in which Parent controls acquired 30% of the outstanding shares of Ferrocarril Mexicano related to the company which owned the railroad concession and certain assets and liabilities necessary for its operation, making the commitment to acquire the remaining 70% of the outstanding shares within the following 180 days bearing interest at variable interest rate.

    This subsidiary did not have operations during this period and under Mexican GAAP Parent capitalized all of its expenses as start-up costs. Under U.S. GAAP, these start-up costs are being expensed as incurred except for the interest that is being considered as part of the railroad purchase price.

    AVAILABLE FOR SALE SECURITY. Under Mexican GAAP, the investment in ASARCO is included in cash and marketable securities. Changes in the market value of the investment were recorded as interest income (loss) in the statement of income. Under U.S. GAAP and in accordance with Statement of Financial Accounting Standard No. 115, this investment should be classified as an "available for sale security" and reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

    ENVIRONMENTAL LIABILITIES. Under Mexican GAAP, there are no requirements to record liabilities for environmental matters. However, under U.S. GAAP companies must comply with EITF 93-5, "Accounting for Environmental Liabilities", and EITF 90-8, "Capitalization of Costs to Treat Environmental Contamination". These pronouncements require companies to disclose and/or accrue on an undiscounted basis any reclamation and remediation costs that are expected to be incurred. Parent has accrued for known environmental matters at the balance sheet date.

    EFFECT OF OTHER PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments and hedging activity. SFAS No. 133 is effective for all periods in fiscal years beginning after June 15, 1999. SFAS No. 133 requires recognition of all derivative instruments on the balance sheet as either assets or liabilities and measurement of such instruments at fair value. Changes in the derivatives fair value will be recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses on derivative hedging instruments must be recorded in either other comprehensive income or current earnings, depending on the nature of the instrument. Parent has not determined when it will adopt SFAS No. 133, however, its adoption would not be expected to have a material impact on its financial statements.

    In February 1998, Statement of Position (SOP) 98-1 "Accounting for Costs of Computer Software Developed or Purchased for Internal Use" was issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-1 is not expected to have a material effect on the Parent's financial position or results of operations.

10.  SOURCE AND AMOUNT OF FUNDS.

    Purchaser estimates that the total amount of funds required to purchase shares of Common Stock pursuant to the Offer and the Proposed Merger and to pay all related costs and expenses will be approximately $980.6 million. Purchaser plans to obtain all funds needed for the Offer through equity contributions to be made to Purchaser out of available cash at Parent and GMM and through senior secured credit facilities (the "Credit Facilities") to be made available pursuant to a commitment letter, dated as of September 24, 1999, by and among Parent, The Chase Manhattan Bank and Chase Securities Inc. The Credit Facilities will consist of (i) a $823 million eighteen-month term loan to Purchaser, the proceeds of which will be used to finance in part the Offer (the "A Tender Facility"), and (ii) a $250 million revolving credit facility to be made available to ASARCO to refinance certain existing indebtedness of ASARCO and for working capital purposes of ASARCO and its subsidiaries (the "Working Capital Facility"). The Working Capital Facility may be reduced or eliminated in the event Parent and Chase Securities Inc. reasonably determine that certain of ASARCO's existing revolving credit facilities will remain in place following the consummation of the Offer and the Proposed Merger. The Offer is not subject to a financing condition.

    Amounts outstanding under the A Tender Facility will be unconditionally guaranteed by Parent and amounts outstanding under the Working Capital Facility will be unconditionally guaranteed by Parent and, prior to the Proposed Merger, by Purchaser.

    The obligations of Purchaser in respect of the A Tender Facility and its guarantee of the Working Capital Facility will be secured by a perfected first priority security interest in the shares of Common Stock purchased pursuant to the Offer. The obligations of Parent under its guarantees of the A Tender Facility and the Working Capital Facility will be secured by a perfected first priority security interest in (i) all shares of GMM held by Parent and (ii) all shares of Common Stock held by Parent and its subsidiaries both immediately prior to the consummation of the Offer and after the consummation of the Proposed Merger. The obligations of ASARCO under the Working Capital Facility will be secured by a perfected first priority security interest in all accounts receivable of ASARCO.

    Borrowings under the A Tender Facility will bear interest, at the election of the Purchaser (or, after the consummation of the Proposed Merger, ASARCO) at a rate per annum equal to (i) the "ABR" (defined as the highest of (a) the rate of interest publicly announced by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City, (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (c) the Federal funds effective rate from time to time plus 0.5%) plus a margin of 3.50% (until consummation of the Proposed Merger) or 2.50% (after consummation of the Proposed Merger) or (ii) the "Eurodollar Rate" (defined as the rate at which Eurodollar deposits for one, two, three or six months are quoted on the Telerate Service of Bridge Information Services) plus a margin of 4.50% (until consummation of the Proposed Merger) or 3.50% (after consummation of the Proposed Merger). Borrowings under the Working Capital Facility will bear interest, at the election of ASARCO, at a rate per annum equal to either (i) the ABR plus a margin ranging from 0.50% to 1.25% depending on the ratings assigned to ASARCO's senior unsecured long-term debt by Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service Inc. ("Moody's") or (ii) the Eurodollar Rate plus a margin ranging from 1.50% to 2.25% depending on the ratings assigned to such debt by S&P and Moody's.

    The obligations of The Chase Manhattan Bank and Chase Securities Inc. under the Credit Facilities are subject to the satisfaction or waiver of the following conditions, among others: (i) the execution and delivery of satisfactory documentation with respect to the Credit Facilities; (ii) the absence of a material adverse change with respect to the business, operations, property or financial condition or prospects of Parent and its subsidiaries, GMM and its subsidiaries or ASARCO and its subsidiaries; (iii) the absence of any pending or threatened material adverse litigation that has not been resolved to the reasonable satisfaction of The Chase Manhattan Bank and Chase Securities Inc. and that has a reasonable possibility of enjoining, preventing or materially delaying the Proposed Merger or otherwise materially adversely affecting the Offer, the Proposed Merger or the Credit Facilities; and (iv) the absence of any material adverse change in the United States or other developed country financial, banking or capital market conditions that is reasonably likely to materially impair the syndication of the Credit Facilities.

    The Credit Facilities will contain certain financial covenants as well as certain restrictions on Parent's, Purchaser's and ASARCO's ability to, among other things, (i) incur indebtedness (including the issuance of preferred stock of subsidiaries); (ii) grant liens; (iii) voluntarily prepay indebtedness other than the Credit Facilities; (iv) guarantee other obligations; (v) merge, consolidate, liquidate, dissolve and sell assets; (vi) engage in lease and sale and leaseback transactions; (vii) make capital expenditures; (viii) make investments, loans and advances; (ix) declare dividends and make other payments in respect of their respective capital stock; (x) enter into transactions with affiliates; (xi) make changes in their respective fiscal year; and (xii) change lines of business. The financial covenants will require Parent, GMM and ASARCO to, among other things, maintain specified maximum leverage ratios and minimum interest coverage ratios.

    The definitive documentation relating to the Credit Facilities also will contain representations, warranties, covenants, events of default and conditions customary for transactions of similar size and type.

    In connection with the Credit Facilities, Purchaser has agreed to pay The Chase Manhattan Bank and Chase Securities Inc. certain fees and to reimburse certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein.

    The A Tender Facility is repayable in full on the date eighteen months after the consummation of the Offer. The Working Capital Facility is repayable in full on the date three years after the consummation of the Offer. It is anticipated that any indebtedness incurred by Purchaser under the Credit Facilities will be repaid from a variety of sources, including, without limitation, funds generated internally by Purchaser or its successor, through additional borrowings, or through a combination of such sources including the possible sale of the specialty chemicals and aggregates businesses of ASARCO. No final decisions have been made concerning the method Purchaser will employ to repay such indebtedness. Such decisions when made will be based on Purchaser's review from time to time of the advisability of particular actions as well as on prevailing interest rates and financial and other economic conditions.

    The foregoing description of the Credit Facilities is qualified in its entirety by reference to the full text of the Commitment Letter, a copy of which has been filed with the SEC as an exhibit to the Parent Schedule 14D-1 and is incorporated by reference herein.

11.  BACKGROUND OF THE OFFER; CONTACTS WITH ASARCO.

    Commencing on June 25, 1997, GMM purchased, through a series of open market transactions, shares of Common Stock of ASARCO. By December 26, 1997 GMM had accumulated 2,894,900 shares of Common Stock, representing approximately 7.17% of the outstanding Common Stock, which it then transferred to Parent on December 26, 1997. Parent and GMM reported these transactions on the Initial Parent
Schedule 13D.

    From January 8, 1998 through January 23, 1998 Parent, through a series of open market transactions, purchased an additional 571,900 shares of Common Stock (for a total at that time of 3,466,800 shares, representing approximately 8.59% of the total outstanding shares of Common Stock). These purchases were reported in Amendment No. 1 to the Initial Parent Schedule 13D.

    From January 27, 1998 through June 1, 1998, Parent, through a series of open market transactions, purchased an additional 129,500 shares of Common Stock (for a total at that time of 3,596,300 shares, representing approximately 9.07% of the total outstanding shares of Common Stock). These purchases were reported in Amendment No. 2 to the Initial Parent Schedule 13D. In addition, Amendment No. 2 to the Initial Parent Schedule 13D disclosed, among other things, that (i) Parent intended to file a Premerger

Notification and Report Form under the HSR Act concerning Parent's intention to make additional purchases of Common Stock (not to exceed the 15% ownership level under the HSR Act) that may not be exempt from notification under the HSR Act, and (ii) Parent and GMM did not believe that ASARCO was subject to Chapter 10A of the New Jersey Business Corporation Act (the "Shareholder Protection Act") because they believed that ASARCO did not have its principal executive offices or significant business operations in New Jersey.

    On July 31, 1998, Parent filed a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the Department of Justice to report its intention to acquire additional shares of Common Stock. On August 30, 1998, the HSR Act waiting period expired with respect to such filing.

    On August 19, 1998, Parent received a letter from the ASARCO legal department indicating ASARCO's position that it is fully subject to the Shareholder Protection Act.

    From December 7, 1998 through January 25, 1999, Parent, through a series of open market transactions, purchased an additional 303,700 shares of Common Stock (for a total of 3,900,000 shares, representing approximately 9.8% of the outstanding shares of Common Stock (approximately 9.4% on a fully diluted basis)). As these purchases did not constitute an increase in the percentage of Parent's ownership of ASARCO sufficient to require public disclosure pursuant to Rule 13d-2 under the Exchange Act, no amendment to the Schedule 13D was filed with regard to these transactions. Neither GMM nor Parent has made any additional purchases of Common Stock since January 25, 1999.

    On July 15, 1999, ASARCO and Cyprus Amax announced that they had entered into the Cyprus Amax Agreement pursuant to which ASARCO and Cyprus Amax would be combined to form a single entity by means of the Proposed Cyprus Amax Transaction. Later that same day, the office of Mr. Larrea, Chairman of the Board and Chief Executive Officer of Parent, received by fascimile a letter from Mr. McAllister, Chairman of the Board and Chief Executive Officer of ASARCO, notifying Mr. Larrea of the announced Proposed Cyprus Amax Transaction and providing a copy of the press release issued by ASARCO and Cyprus Amax.

    On August 20, 1999, ASARCO and Cyprus Amax filed with the SEC the Asarco Cyprus Form S-4 in order to register the offering of shares of Asarco Cyprus Common Stock to be issued in connection with the Proposed Cyprus Amax Transaction. The Asarco Cyprus Form S-4 included a joint proxy statement and prospectus, among other things, (i) giving notice that the respective special meetings of the ASARCO and Cyprus Amax shareholders called for the purpose of voting on the Cyprus Amax Agreement and the Proposed ACO Merger (which is one of two mergers to effectuate the Proposed Cyprus Amax Transaction) would be held on September 30, 1999 and (ii) recommending that such shareholders vote to approve the Proposed ACO Merger.

    The following description of the Cyprus Amax Agreement is qualified in its entirety by reference to the full text of the Cyprus Amax Agreement, a copy of which has been included as an exhibit to the Asarco Cyprus Form S-4 and may be obtained in the manner described in Section 8 (except that copies may not be available at regional offices of the SEC).

    The Cyprus Amax Agreement provides that, following the satisfaction or waiver of certain conditions, (i) ACO will be merged with and into ASARCO with the separate corporate existence of ACO ceasing and ASARCO continuing as the surviving corporation; and (ii) CAM would be merged with and into Cyprus Amax, with the separate corporate existence of CAM ceasing and Cyprus Amax continuing as the surviving corporation. Pursuant to the Proposed Cyprus Amax Transaction,
(i) each outstanding share of Common Stock would be converted into one share of Asarco Cyprus Common Stock; (ii) each outstanding share of Cyprus Amax Common Stock would be converted into 0.765 shares of Asarco Cyprus Common Stock; and
(iii) each outstanding share of Cyprus Amax Preferred Stock, other than shares of Cyprus Amax Preferred

Stock held by shareholders seeking appraisal rights, would be converted into one share of Asarco Cyprus Series A convertible preferred stock.

    The obligations of Cyprus Amax and ASARCO to effect the Proposed Cyprus Amax Transaction are subject to various conditions, including the ASARCO Shareholder Approval and the receipt of all required regulatory consents, registrations, approvals, permits and authorizations.

    In the Cyprus Amax Agreement, ASARCO has agreed to the No Solicitation Provision which provides that none of ASARCO, its subsidiaries or any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives will, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an ASARCO Takeover Proposal or reasonably could be expected to lead to an ASARCO Takeover Proposal or (ii) participate in any discussions or negotiations regarding any ASARCO Takeover Proposal. The No Solicitation Provision further provides that neither the ASARCO Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cyprus Amax, the approval or recommendation by the ASARCO Board or such committee of the Proposed ACO Merger or the Cyprus Amax Agreement; provided that the ASARCO Board may withdraw its favorable recommendation of the Cyprus Amax Agreement and recommend that the shareholders of ASARCO vote against approval of the Proposed ACO Merger and the Cyprus Amax Agreement if it determines in good faith, based on advice of outside counsel, that its failure to do so would constitute a breach of its fiduciary duties to ASARCO's shareholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any ASARCO Takeover Proposal, or (iii) cause ASARCO to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any ASARCO Takeover Proposal. Cyprus Amax has agreed to a reciprocal provision.

    The Cyprus Amax Agreement also provides that ASARCO shall be liable to Cyprus Amax for a termination fee of $45 million if the Cyprus Amax Agreement is terminated under certain circumstances. As described in the Asarco Cyprus Form S-4, in general, the termination fee is payable by ASARCO if (i) the shareholders of Cyprus Amax have not voted to disapprove the Cyprus Amax Agreement, (ii) either (a) prior to the date of ASARCO's shareholder meeting an ASARCO Takeover Proposal is made known to ASARCO or is made directly to its shareholders generally or any person has publicly announced an intention to make an ASARCO Takeover Proposal and thereafter the Cyprus Amax Agreement is terminated because of the failure of ASARCO to obtain the requisite shareholder approval or (b) the Cyprus Amax Agreement is terminated by Cyprus Amax because ASARCO breached the No Solicitation Provision and (iii) within eighteen months of termination of the Cyprus Amax Agreement ASARCO enters into an agreement for, or consummates, a transaction whereby a third party acquires twenty percent of any class of stock of ASARCO, or a business that constitutes twenty percent or more of the revenues, net income or assets of ASARCO, or otherwise consummates an ASARCO Takeover Proposal. Cyprus Amax has agreed to a reciprocal provision.

    Also on August 20, 1999, Phelps Dodge issued a press release publicly announcing proposals pursuant to which it would acquire either or both of ASARCO and Cyprus Amax in stock-for-stock mergers not conditioned on each other and submitted such proposals in letters to ASARCO and Cyprus Amax.

    On August 25, 1999, ASARCO and Cyprus Amax jointly announced the terms under which they would be willing to negotiate a three-way combination with Phelps Dodge. ASARCO and Cyprus Amax also announced that, as soon as possible after consummation of the Proposed Cyprus Amax Transaction, Asarco Cyprus would make a special payment of $5.00 per share for each share of Asarco Cyrpus Common Stock outstanding as soon as possible after consummation of the Proposed Cyprus Amax Merger.

    On August 27, 1999, Phelps Dodge filed with the SEC the Phelps Dodge Forms S-4 in order to register the Phelps Dodge Exchange Offers. Neither of the Phelps Dodge Exchange Offers is conditioned upon acceptance of the other. On August 27, 1999, Phelps Dodge filed with the SEC separate preliminary proxy statements with respect to each of ASARCO and Cyprus Amax to solicit proxies in opposition to the Proposed Cyprus Amax Transaction.

    On August 28, 1999, Mr. Larrea, acting as the representative of Parent in its capacity as the largest shareholder of ASARCO, met with Mr. McAllister, the Chairman of the Board and Chief Executive Officer of ASARCO, in Mexico City, Mexico at the request of Mr. McAllister to discuss the Proposed Cyprus Amax Transaction and the recent developments involving Phelps Dodge. Mr. McAllister attempted to solicit Parent's views in its capacity as a significant ASARCO shareholder.

    On September 2, 1999, the SEC declared the Phelps Dodge Forms S-4 effective. On September 3, 1999, Phelps Dodge commenced the Phelps Dodge Exchange Offers. Additionally, on September 3, 1999, Phelps Dodge filed with the SEC a preliminary proxy statement announcing that the special meeting of its shareholders for the purpose of voting on the issuance of Phelps Dodge Common Stock pursuant to the Phelps Dodge Exchange Offers would be held on October 13, 1999 and recommending that its shareholders vote to approve the issuance of shares of Phelps Dodge Common Stock pursuant to Phelps Dodge Exchange Offers.

    On September 6, 1999, Mr. Larrea, again acting as the representative of Parent in its capacity as the largest shareholder of ASARCO, met with Mr. Whisler, the President and Chief Operating Officer of Phelps Dodge, in Mexico City, Mexico at the request of Mr. Whisler to discuss the Phelps Dodge Exchange Offer relating to Common Stock of ASARCO.

    On September 9, 1999, ASARCO filed with the SEC the ASARCO Schedule 14D-9 pursuant to which ASARCO reported that the ASARCO Board had unanimously recommended that ASARCO shareholders not tender shares in connection with the Phelps Dodge Exchange Offer. According to the ASARCO Schedule 14D-9, the ASARCO Board determined on September 8, 1999 to postpone the occurrence of a Distribution Date under the Rights Agreement that would have been triggered by the announcement of the Phelps Dodge Exchange Offer relating to the Common Stock of ASARCO until such later date as determined by the ASARCO Board.

    Following a series of meetings among representatives of Parent and Parent's outside financial advisors and legal advisors, on September 13, 1999, the Parent Board met to review its strategic options in light of the announcement of the Proposed Cyprus Amax Transaction and the Phelps Dodge Exchange Offer relating to the Common Stock of ASARCO, and to consider whether it might be advisable to pursue a possible strategic transaction with ASARCO.

    The Parent Board authorized, subject to the final determination and approval of the Parent Board Committee appointed at the Parent Board meeting, (i) the possibility of proposing a transaction with ASARCO such as the Offer and (ii) the continued evaluation and approval of how to vote Parent's shares of Common Stock in connection with the Proposed Cyprus Amax Transaction and in light of the Phelps Dodge Exchange Offers. The Parent Board Committee was empowered to consider and approve the final terms of any proposals with respect to such matters and all related matters.

    On September 17, 1999, Mr. Whisler telephoned Mr Larrea to further discuss the alternatives facing the ASARCO shareholders meeting, including Parent, and the benefits of the Phelps Dodge Exchange Offer for the Common Stock. Mr. Larrea explained that Parent had not yet decided how it would vote its shares.

    On September 22, 1999, Phelps Dodge issued a press release publicly announcing that it had increased its offers for ASARCO and Cyprus Amax. The revised Phelps Dodge Exchange Offers provide shareholders of ASARCO and Cyprus Amax with the right to elect to receive consideration in the Offer on an all-cash basis or on an all-stock basis. The all-cash election for ASARCO shareholders is $25.90 per share of Common Stock and the all-stock election is
0.4413 shares of Phelps Dodge Common Stock per share of Common Stock, subject to a cash proration factor which is equal to the total amount of cash Phelps Dodge is offering to ASARCO shareholders ($9 multiplied by the total number of shares of Common Stock outstanding immediately prior to the closing of the Phelps Dodge Exchange Offer relating to ASARCO) divided by the product of $25.90 of the total number of shares of Common Stock for which cash elections are made. The revised Phelps Dodge Exchange Offers result in an exchange, assuming full proration, of (i) with respect to ASARCO, 0.2880 shares of Phelps Dodge Common Stock and $9.00 in cash for each outstanding share of Common Stock and (ii) with respect to Cyprus Amax, 0.2203 shares of Phelps Dodge Common Stock and $6.89 in cash for each outstanding shares of Cyprus Amax Common Stock.

    On the evening of September 23, 1999, press reports stated that a spokesperson for ASARCO said that the ASARCO Board would meet "this week" to review and respond to the revised Phelps Dodge Exchange Offer with respect to the Common Stock.

    Later on September 23, 1999, Mr. Whisler telephoned Mr. Larrea and inquired about Parent's reaction to the revised Phoenix Exchange Offer for ASARCO and whether Parent had decided how to vote its shares of Common Stock. Mr. Larrea stated that no decision had yet been made.

    On the evening of September 23, 1999, Mr. Larrea telephoned Mr. McAllister to inquire, among other things, about the timing of the ASARCO Board meeting announced earlier that day and ASARCO's intentions regarding the revised Phelps Dodge Exchange Offer. Mr. McAllister stated that no meeting had been scheduled at that time.

    Shortly after noon on September 24, 1999, Phelps Dodge announced that it had been granted early termination of the waiting period under the HSR Act.

    Early in the afternoon of September 24, 1999, Mr. Larrea received a telephone call from a representative of CSFB, financial advisor to ASARCO, who indicated that, in light of recent developments, ASARCO would be willing to consider an all-cash, "firm" offer for all of its shares at $26 per share. Mr. Larrea inquired about the status of the Proposed Cyprus Amax Transaction and the status of the announced ASARCO Board meeting and upcoming ASARCO shareholders' meeting. CSFB indicated that it would telephone Mr. Larrea with a response.

    Thereafter, Mr. Larrea telephoned Mr. McAllister to again inquire as to the timing of the ASARCO Board meeting and whether or when the ASARCO Board would take action in response to the revised Phelps Dodge Exchange Offer relating to the Common Stock.

    Shortly thereafter, a representative of CSFB again telephoned Mr. Larrea and stated that, while ASARCO was still finalizing certain technical matters with Cyprus Amax, ASARCO was free to enter into discussions concerning a possible transaction. Mr. Larrea indicated that any proposal from Parent would require ASARCO to enter into a definitive merger agreement that would, among other things, render the Rights Agreement and other anti-takeover provisions inapplicable to the acquisition, which CSFB acknowledged. CSFB further indicated that the ASARCO Board was not going to meet that day, and that no decision had been made about postponing or adjourning the upcoming ASARCO shareholders' meeting.

    At a meeting held on the afternoon of September 24, 1999, the Parent Board Committee approved the terms of the Offer and authorized Mr. Larrea to send a letter to Mr. McAllister reflecting the terms of the Offer.

    Thereafter, Mr. Larrea called Mr. McAllister to inform him that a written offer outlining a transaction pursuant to which Parent would propose to acquire ASARCO was being telecopied to Mr. McAllister.

    After Mr. McAllister received Parent's letter, he telephoned Mr. Larrea and stated that he would provide copies of the letter to members of the ASARCO Board and ASARCO's legal and financial advisors.

    Subsequently that evening, after the close of the market, Parent notified the Mexican Stock Exchange and the Mexican Banking and Securities Commission of its actions. Parent also issued the following press release disclosing the delivery and contents of the letter:

                   GRUPO MEXICO OFFERS TO ACQUIRE ASARCO INC.

            Mexico City, September 24, 1999 -- Earlier today, Grupo Mexico, S.A. de C.V. sent the following letter to the Board of Directors of ASARCO Incorporated (NYSE:AR).

                                                                   German Larrea

                                                                Chairman and CEO

                                                              September 24, 1999

        Mr. Francis McAllister
        Chairman and Chief Executive Officer
        ASARCO Incorporated
        180 Maiden Lane
        New York, N.Y. 10038

        Dear Frank:

            We have followed with considerable interest the developments that have transpired since the announcement of your proposed transaction with the Cyprus Amax Minerals Company, including most recently Phelps Dodge Corporation's September 22, 1999 announcement that it was improving its pending exchange offer to acquire ASARCO Incorporated and your announcement yesterday that your board of directors intends to meet to consider the Phelps Dodge Corporation offer "this week."

            Given the time constraints of the current situation, we will commence on Monday a tender offer, through a wholly owned subsidiary, to ASARCO's shareholders for all outstanding shares of ASARCO at $26.00 per share in cash. The offer will be conditioned upon, among other things, Grupo Mexico, S.A. de C.V., its wholly owned subsidiary and ASARCO entering into a merger agreement, the number of shares being tendered constituting at least 80% of the outstanding ASARCO shares on a fully diluted basis when taken together with our own holdings.

            As you know, in the past we have expressed an interest in exploring the possibility of a combination of our two companies' operations. We believe that a business combination between Grupo Mexico and ASARCO would create a low cost international mining entity with greatly increased ore reserves and the ability to realize significant cost saving synergies. Furthermore, in our capacity as your largest single shareholder, we have obviously considered the relative economic merits of the shareholder value inherent in your existing transaction with Cyprus Amax and the transaction proposed by Phelps Dodge. We also considered alternatives that address our desire to increase our cost efficiencies and production capacity while simultaneously providing all of your other shareholders an opportunity to maximize the value of their investment now, rather than rely on projections of possible future benefits that may or may not be ultimately realized under the transaction contemplated by your existing agreement or the pro-rated part cash/part stock transaction proposed by Phelps Dodge. Our offer provides such an alternative.

            We would be prepared to proceed on the basis of a negotiated merger agreement with you in which we would expect to receive only the same representations and warranties as you have made under your existing agreement with Cyprus Amax. Our execution of a merger agreement would not be contingent upon a due diligence review. Furthermore, we are confident that consummation of our proposed transaction would not require any burdensome regulatory approvals.

            Our proposal presents an attractive opportunity for ASARCO and its shareholders. The offer price of $26.00 per share would represent a premium of approximately 41% over

        ASARCO's unaffected price per share on August 20, 1999, immediately prior to the announcement of Phelps Dodge's proposal. As a result of the all-cash nature of our offer, your shareholders will immediately receive the entire premium for their ASARCO shares regardless of the performance of the stock market generally or of the market for copper following the close of our transaction. Briefly put, we believe our proposal is in the best interests of your shareholders. We also believe that our combined operations would serve the interests of the employees, customers, suppliers and local communities of each company.

            Our proposed transaction is not subject to a financing condition. In that regard, we have obtained a signed commitment letter from The Chase Manhattan Bank and Chase Securities Inc. providing for the full amount of financing necessary to complete our offer.

            As you are aware, the federal securities laws, as well as the laws of the United States of Mexico, require that we promptly make public disclosure of our intentions outlined in this letter.

            We and our advisors are prepared to meet with ASARCO and its advisors to negotiate and finalize all necessary documentation to reflect the transaction outlined above.

            Please advise me of the manner in which you and your board of directors would like to proceed.

                                          Very truly yours,

                                /s/ GERMAN LARREA
                                -------------------
                                German Larrea

            Grupo Mexico is a diversified mining company that ranks among the world's largest copper, zinc and silver producers. The company's business includes mining, smelting and refining in Mexico and is one of the world's lowest-cost operations. The company also operates the largest railroad system in Mexico.

            Grupo Mexico's financial advisor is Chase Securities Inc. and its legal advisors are Brown & Wood LLP and Santamarina y Steta.

            NOTE: Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company can not give assurance that such statements will prove to be correct.

On Sunday, September 26, 1999, ASARCO issued the following press release:

                    ASARCO TO EXPLORE STRATEGIC ALTERNATIVES
                     SEEKING TO MAXIMIZE SHAREHOLDER VALUE

            New York, NY, September 26, 1999 -- ASARCO Incorporated (NYSE:AR) announced today that its Board of Directors has authorized management to explore all available strategic alternatives that could maximize shareholder value. Consistent with the Cyprus Amax and

        Asarco merger agreement, negotiations are underway in pursuit of this strategic objective. The alternatives being explored could lead to and involve further negotiations that may result in:

          - completion of its currently pending merger with Cyprus Amax Minerals Company or a merger or reorganization involving the Company and another company;

          - a purchase, sale or transfer of a material amount of assets by the Company;

          - a tender or exchange offer for or other acquisition of securities of the Company; or

          - a material change in the present capitalization or dividend policy of the Company.

            Asarco stated, however, that it could give no assurance that any transaction would result from these efforts.

            The Company noted further that the Board has determined that, prior to having an agreement in principle, premature disclosure of the possible terms of any transactions or proposals could jeopardize the initiation or continuation of negotiations of those transactions and has, accordingly, determined not to disclose the possible terms or parties involved, until such an agreement is reached.

On Monday, September 27, 1999, Parent issued the following press release:

                      GRUPO MEXICO COMMENCES TENDER OFFER
                  TO ACQUIRE ASARCO FOR $26 PER SHARE IN CASH

        Mexico City, Mexico (September 27, 1999) -- Grupo Mexico, S.A. de C.V., announced today that it has formally commenced a tender offer to acquire all of the outstanding shares of ASARCO Incorporated (NYSE:AR) at a price of $26.00 per share in cash. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, October 25, 1999, unless extended.

            Following the completion of the tender offer, Grupo Mexico intends to consummate a second step merger in which all remaining ASARCO shareholders will also receive the same cash price paid in the tender offer.

            German Larrea, chairman and chief executive officer of Grupo Mexico, said, "Our offer to acquire ASARCO is an opportunity for Grupo Mexico to increase shareholder value by creating an international mining company with world-class assets in Canada, the United States, Mexico and Peru. With a combined mine production of approximately 975,000 MT of copper per year and composite operating reserve life of 45 years, the combined company would be able to rationalize production as a result of its low-cost structure.

            "Our $26.00 per share in cash offer is also an opportunity for ASARCO shareholders to receive full value for their shares. It represents a premium of approximately 41% over ASARCO's unaffected stock price on August 20, 1999, immediately prior to the announcement of Phelps Dodge's proposal."

            Grupo Mexico expects to achieve annual cash cost savings of at least $100 million by 2001 from, among other things, reduced administrative and overhead costs, as well as operating synergies. The company anticipates the transaction to be accretive to its earnings and EBITDA by the end of 2000.

            The company noted that it has an excellent track record of achieving cost savings. In 1993, Grupo Mexico's breakeven cash cost per pound of copper was $0.71. By the second quarter of 1999, that figure was reduced to approximately $0.37. With the combined cost savings, Grupo Mexico projects a breakeven cash cost of $0.52 per pound of copper.

            The offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares of ASARCO common stock (including the associated junior participating preferred stock purchase rights), which together with shares of ASARCO common stock owned by Grupo Mexico, constitute at least 80% of the shares of ASARCO common stock outstanding on a fully diluted basis, (2) the rights have been redeemed by the board of directors of ASARCO or Grupo Mexico being satisfied, in its sole discretion, that the rights are invalid or otherwise inapplicable to the transactions contemplated by the offer, (3) Grupo Mexico being satisfied, in its sole discretion, that the agreement and plan of merger dated as of July 15, 1999, among ASARCO, Cyprus Amax and certain other parties, has been terminated and ASARCO having entered into a definitive merger agreement with Grupo Mexico to provide for the acquisition of ASARCO by Grupo Mexico and (4) Grupo Mexico having obtained all regulatory approvals necessary for its acquisition of control of ASARCO on terms and conditions satisfactory to Grupo Mexico, in its sole discretion.

            Chase Securities Inc. is acting as financial advisor to Grupo Mexico and as Dealer Manager for the offer, and D.F. King & Co., Inc. is acting as Information Agent. Grupo Mexico's legal advisors are Brown & Wood LLP and Santamarina y Steta.

            Grupo Mexico is a diversified mining company that ranks among the world's largest and lowest-cost copper, zinc and silver producers. The company's operations include mining, smelting and refining. Grupo Mexico also operates the largest railroad system in Mexico.

            NOTE: Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct.

    As indicated in Parent's proposal, Parent intends to seek to negotiate with ASARCO with respect to the acquisition of ASARCO by Parent and Purchaser, whether pursuant to the Offer and the Proposed Merger, or otherwise. If such negotiations result in a definitive merger agreement between ASARCO, Parent and Purchaser, the consideration to be received by holders of shares of Common Stock would consist of the right to receive an amount in cash equal to the Offer Price. Such negotiations could, however, result in, among other things, amendment or termination of the Offer and submission of a different acquisition proposal to ASARCO's shareholders for their approval. See Section 12 and Section 14.

    The foregoing discussion of the Proposed Cyprus Amax Transaction, the Phelps Dodge Exchange Offers and related matters is based upon various public announcements and public filings made by ASARCO, Cyprus Amax, Asarco Cyprus and Phelps Dodge.

12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR ASARCO; CERTAIN
     CONSIDERATIONS.

    GENERAL. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and ultimately the entire equity interest in, ASARCO.

    The Offer, as the first step in the acquisition of ASARCO, is intended to facilitate the acquisition of that number of shares of Common Stock that together with shares of Common Stock Owned by Parent and Purchaser would constitute at least 80% of the shares of Common Stock on a fully diluted basis. The purpose of the Proposed Merger is to acquire all shares of Common Stock not beneficially owned by the Purchaser following consummation of the Offer.

    The strategic purpose of the Offer and the Proposed Merger is to create a low cost international mining entity with greatly increased ore reserves and the ability to realize significant cost saving synergies.

    Pursuant to the Proposed Merger, each then outstanding share of Common Stock (other than shares of Common Stock owned by Parent or any of its wholly owned subsidiaries, or shares of Common Stock held in the treasury of ASARCO) would be converted into the right to receive in cash the price per share paid by Purchaser pursuant to the Offer.

    Except in the case of a "short-form" merger as described below, in accordance with the New Jersey Business Corporation Act, the approval of the ASARCO Board would be required to approve the Proposed Merger. In addition,
Article 7 of the ASARCO Certificate of Incorporation appears to require the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock (including any Common Stock owned by Purchaser) to approve a transaction such as the Proposed Merger. If Purchaser acquires through the Offer that number of shares of Common Stock that, together with shares of Common Stock owned by Parent, equals at least 80% of the outstanding shares of Common Stock (which would be the case if the Minimum Condition was satisfied and Purchaser were to accept for payment Common Stock tendered pursuant to the Offer) and, the Merger Agreement Condition, the Rights Condition and the Regulatory Approval Condition and the other conditions set forth in Section 14 were each satisfied, Purchaser would have sufficient voting power to ensure approval of the Proposed Merger by the holders of the Common Stock.

    In the event Purchaser obtains 90% or more of the outstanding shares pursuant to the Offer or otherwise, Purchaser will effect the Proposed Merger pursuant to the short-form merger provisions of the New Jersey Business Corporation Act, without prior notice to, or any action by, any other shareholder of ASARCO and without the approval of the ASARCO Board.

    Although Parent is seeking to enter into negotiations with ASARCO with respect to the Proposed Merger and continues to pursue such negotiations, there can be no assurance, that such negotiations will occur, or, if such negotiations occur, as to the outcome thereof. Purchaser reserves the right to amend the Offer (including amending the number of shares of Common Stock to be purchased, the purchase price and the Proposed Merger consideration) in connection with entering into the Proposed Merger or otherwise or to negotiate a merger agreement with ASARCO not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Common Stock would, upon consummation of such merger, be converted into the right to receive an amount in cash equal to the Offer Price.

    In connection with the Offer and during its pendency, or in the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending consummation of the Proposed Merger, in accordance with applicable law and subject to the terms of any merger agreement that it may enter into with ASARCO, Parent may explore any and all options which may be available to it. Parent may also determine, whether or not the Offer is then pending, to conduct a proxy contest in connection with ASARCO's 2000 annual meeting of shareholders seeking to elect directors designated by Parent in the place of those current members of the ASARCO Board whose terms are expiring. After expiration or termination of the Offer, Parent may seek to acquire additional shares of Common Stock, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

    Whether or not the Offer is consummated, Parent and Purchaser reserve the right, subject to applicable legal restrictions, to sell or otherwise dispose of any or all shares of Common Stock held by them, whether acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices as Parent or Purchaser shall determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY ANNUAL OR OTHER MEETING OF ASARCO'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH PARENT OR PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

    PLANS FOR ASARCO. In connection with the Offer, Parent and Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that Parent acquires control of ASARCO, whether pursuant to the Offer, the Proposed Merger or otherwise. Parent anticipates that upon consummation of the transactions contemplated hereby, or in the event Parent otherwise acquires control of ASARCO, the members of the Board of Directors of Purchaser will constitute all of the members of the ASARCO Board. In addition, if and to the extent that Parent acquires control of ASARCO or otherwise obtains access to the books and records of ASARCO, Parent and Purchaser intend to conduct a detailed review of ASARCO and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Furthermore, the purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock and the number of holders thereof. See Section 7.

    Except as described in this Offer to Purchase, neither Purchaser nor Parent has any plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving ASARCO or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of ASARCO or any of its subsidiaries,
(iii) any change in the present ASARCO Board or management of ASARCO, (iv) any material changes in the present capitalization or dividend policy of ASARCO, (v) any other material change in ASARCO's corporate structure or business, (vi) causing a class of securities of ASARCO to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of ASARCO becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

    SHAREHOLDER PROTECTION ACT. The Shareholder Protection Act generally provides that no resident domestic corporation shall engage in any business combination with any interested shareholder for a period of five years following that interested shareholder's stock acquisition date unless the business combination is approved by the Board of Directors prior to that stock acquisition date. An "interested shareholder" is any person (other than the resident domestic corporation or its subsidiary) that (i) is the beneficial owner directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the resident domestic corporation, or (ii) is an affiliate or associate of that resident domestic corporation who, at any time within the five year period immediately prior to the date in question, was a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding stock of the resident domestic corporation. A "resident domestic corporation" is an issuer of voting stock which is organized under the laws of the State of New Jersey and, as of the date in which any such person became an interested shareholder, has its principal executive offices located in New Jersey or significant business operations located in New Jersey. The "stock acquisition date" is the date that a person first becomes an interested shareholder of a resident domestic corporation. The "business combinations" at which these provisions are directed include any merger or consolidation.

    Accordingly, in the event ASARCO is a resident domestic corporation within the meaning of the Shareholder Protection Act, the New Jersey Business Corporation Act gives the ASARCO Board a veto power over any business combination proposed by one who directly or indirectly acquires 10% or more of ASARCO's voting stock.

    DISSENTERS' RIGHTS AND OTHER MATTERS. Holders of Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Offer or the Proposed Merger, and neither the Purchaser nor the Parent intends to accord dissenters' rights to holders of Common Stock.

    "GOING PRIVATE" TRANSACTIONS. The Proposed Merger would have to comply with any applicable Federal law operative at the time of its consummation. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger. However, Rule 13e-3 would be inapplicable if
(i) the shares of Common Stock are deregistered under the Exchange Act prior to the Proposed Merger or (ii) the Proposed Merger is consummated within one year after the purchase of the Common Stock pursuant to the Offer and the highest amount paid per share of Common Stock in the Proposed Merger is at least equal to the amount paid per share of Common Stock in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

    THE ASARCO CERTIFICATE OF INCORPORATION AND THE ASARCO BY-LAWS. The ASARCO Certificate of Incorporation and ASARCO By-Laws (the "ASARCO By-Laws") contain several provisions that may delay a change in control of ASARCO following the purchase of shares of Common Stock by Purchaser pursuant to the Offer, including, among others, (i) a provision that the ASARCO Board shall be classified, with each class elected for a term of three years and one class elected each year at ASARCO's annual meeting of shareholders, (ii) a provision requiring advance notice to ASARCO of any shareholder nominations for directors at an annual meeting of shareholders, and (iii) a provision that special meetings of shareholders may be called only by the President of ASARCO, the Chairman of the ASARCO Board and by resolution of a majority of directors of the ASARCO Board.

    Pursuant to Section 2.02 of Article II of the ASARCO By-Laws, the ASARCO Board is divided into three classes, with each class elected for a term of three years and one class elected at ASARCO's annual meeting of shareholders each year. The number of ASARCO directors is currently limited to between nine and fifteen pursuant to Section 2.02 of Article II of the ASARCO By-Laws and, according to the ASARCO Proxy Statement on Schedule 14A filed on March 18, 1999 in connection with its 1999 annual meeting, there are currently twelve.

    If the ASARCO Board opposes the Offer or the Proposed Merger, Parent may determine, whether or not the Offer is then pending, to take action necessary to place a majority of its designees on the ASARCO Board, including, without limitation, seeking to amend the ASARCO Certificate of Incorporation and ASARCO By-Laws to remove the provisions described above or to increase the number of seats available on the ASARCO Board for its nominees and to solicit proxies from the shareholders of ASARCO for use at ASARCO's 2000 annual meeting of shareholders for the purpose of electing directors designated by Parent in the place of those current members of the ASARCO Board whose terms are expiring.

    Article 7 of the ASARCO Certificate of Incorporation appears to provide that, in addition to any affirmative vote required by law, the affirmative vote of the holders of at least 80% of the outstanding voting shares is required to effectuate certain business combination transactions with interested shareholders (i.e., holders of 10% or more of ASARCO's capital stock), including, among others, a merger, sale of assets, sale of shares and reclassification of securities.

    Amendment of the Article 7 of the ASARCO Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of ASARCO's outstanding voting shares.

    Article 10 of the ASARCO Certificate of Incorporation (the "Affiliated Transaction Provision") requires that any Affiliated Transaction (as therein defined) proposed by or on behalf of any Interested Shareholder (as therein defined) must be approved by a majority of the Continuing Directors (as therein defined), in addition to any affirmative vote required by law, the ASARCO Certificate of Incorporation or the ASARCO By-Laws. As used in the Affiliated Transaction Provision, the term "Affiliated Transaction" means (i) any mortgage, pledge, transfer or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture, participation or other arrangement with or for the benefit of any Interested Shareholder involving any assets, securities or commitments of ASARCO which has an aggregate fair market value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than 1% of the book value of the corporation's total consolidated assets as shown on ASARCO's latest audited financial statements (in the case of transactions involving assets or commitments other than capital stock); (ii) the adoption of any plan or proposal for the liquidation or dissolution of ASARCO or for any amendment to ASARCO's By-Laws; (iii) any reclassification of securities (including any reverse stock split), or recapitalization of ASARCO or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock, or any securities convertible into capital stock or into equity securities of any subsidiary, that is beneficially owned by any Interested Shareholder or any affiliate or associate of any Interested Shareholder; or (iv) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (iii). As used in the Affiliated Transaction Provision, the term "Interested Shareholder" means any person who is or has announced or publicly disclosed a plan or intention to become the beneficial owner directly or indirectly of more than 10% of the voting stock of ASARCO. As used in the Affiliated Transaction Provision, the term "Continuing Director" means any member of the ASARCO Board, while such person is a member of the ASARCO Board, who is not an affiliate or associate or representative of the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder.

    Amendment of the Affiliated Transaction Provision requires the affirmative vote of the holders of either (i) at least 80% of ASARCO's outstanding voting shares or (ii) a majority vote of ASARCO's outstanding shares if such amendment was first approved by a majority of the ASARCO Board, which majority vote includes the affirmative vote of two-thirds of the Continuing Directors.

    The foregoing description of the ASARCO Certificate of Incorporation and the ASARCO By-Laws is qualified in its entirety by reference to the full text of the ASARCO Certificate of Incorporation and ASARCO By-Laws, copies of which have been filed by ASARCO as exhibits to documents filed with the SEC and may be obtained in the manner described in Section 8 (except that copies may not be available at regional offices of the SEC).

    THE RIGHTS. The following is based upon the ASARCO Form 8-K, and the ASARCO Form 8-A, filed with the SEC:

    On January 28, 1998, the ASARCO Board executed the Rights Agreement and declared a dividend distribution of one Right for each share of Common Stock oustanding on August 7, 1999. Under the Rights Agreement, each Right entitles the holder to purchase from ASARCO one one-hundredth of a share of its Junior Participating Preferred Stock at a price of $90.00 per one one-hundredth of a share, subject to adjustment.

    Under the Rights Agreement, until the close of business on the Distribution Date the Rights will be evidenced by the Common Stock Certificates and will be transferred with and only with Common Stock Certificates. As soon as practicable after the Distribution Date, the Rights Certificates will be mailed by the Rights Agent to holders of record of the Common Stock as of the close of business on the Distribution Date, and thereafter the separate Rights Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on the Final Expiration Date unless earlier redeemed by ASARCO as described below.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon exercise, shares of Common Stock (or, in certain circumstances, cash, property or other securities of ASARCO) having a value equal to two times the exercise price of the Right.

    In the event that ASARCO is acquired in a merger or consolidation in which ASARCO is not the surviving corporation (or is the surviving corporation but the Common Stock is changed or exchanged) or ASARCO sells or transfers 50% or more of its consolidated assets or earning power, each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a value equal to two times the exercise price of the Right.

    The ASARCO Board may redeem the Rights in whole, but not in part, at the Redemption Price at any time prior to the earlier of (i) 5:00 p.m. New York City time on the tenth Business Day following the public announcement that a person or group of affiliated or associated persons has become an Acquiring Person and
(ii) the Final Expiration Date. Immediately upon the action of the ASARCO Board ordering redemption of the Rights, the Rights will terminate, and the only right to which the holders of Rights will be entitled will be the right to receive the Redemption Price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of ASARCO, including, without limitation, the right to vote or to receive dividends.

    Prior to the Distribution Date, ASARCO may amend or supplement any provision of the Rights Agreement, except that ASARCO may not amend the Rights Agreement to extend the period of time in which the Rights may be redeemed at such time the Rights are not then redeemable nor may it amend the Purchase Price, the Redemption Price, the Final Expiration Date or the number of one one-hundredths of a share of Junior Participating Preferred Stock for which a Right is exercisable; provided, however, that prior to (i) the announcement that a person or group of affiliated or associated persons has become an Acquiring Person or
(ii) the date of the commencement of a tender offer or exchange offer which would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock, ASARCO may increase the Purchase Price or extend the Final Expiration Date. On and after the Distribution Date, ASARCO may amend or supplement any provision of the Rights Agreement to cure any ambiguity, to correct or supplement any defect or inconsistency, to shorten or lengthen any time period or to change or supplement the provisions in any manner which ASARCO may deem necessary or desirable and which shall not adversely affect the rights of holders of the Rights (excluding the interests of any Acquiring Person). See the "Introduction" to this Offer to Purchase.

    Pursuant to the Cyprus Amax Agreement, on July 15, 1999, ASARCO has amended the Rights Agreement to render the Rights Agreement inapplicable to the Proposed Cyprus Amax Transaction and the other transactions contemplated by the Cyprus Amax Agreement and to ensure, among other things, that Cyprus Amax is not deemed to be an Acquiring Person and that a Distribution Date does not occur by reason of such agreements or transactions. However, pursuant to the Cyprus Amax Agreement ASARCO has also agreed that it will not facilitate any effort or attempt to make or implement a ASARCO Takeover Proposal, which would include the Offer, including by means of an amendment to the Rights Agreement. See Section 11.

    According to the ASARCO Schedule 14D-9, the ASARCO Board determined on September 8, 1999, to postpone the occurrence of a Distribution Date that would be triggered by the announcement of the Phelps Dodge Exchange Offer with respect to the Common Stock of ASARCO until such later date as determined by the ASARCO Board.

    Based on publicly available information, Purchaser believes that, as of the date of this Offer to Purchase, the Rights were not exercisable, the Rights Certificates had not been issued and the Rights were evidenced by Common Stock Certificates. Purchaser believes that as a result of the public announcement of this Offer, the Distribution Date will be no later than October 12, 1999 (to the extent that October 11, 1999 is not a Business Day as defined in the Rights Agreement) unless prior to such date (i) the ASARCO Board redeems the Rights,
(ii) the ASARCO Board determines to postpone distribution of the Rights Certificates to a later date, or (iii) ASARCO amends the Rights Agreement to render it inapplicable to this Offer.

    The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the ASARCO Form 8-K and the ASARCO Form 8-A and the full text of the Rights Agreement as an exhibit thereto filed with the SEC, and subsequent amendments to the Rights Agreement as filed with the SEC. Copies of these documents may be obtained in the manner set forth in Section 8 (except that copies may not be available at regional offices of the SEC).

    If the Rights Condition is not satisfied and Purchaser elects, in its sole discretion, to waive such condition and consummate the Offer, and if there are outstanding Rights which have not been acquired by Purchaser, Purchaser will evaluate its alternatives. Such alternatives could include purchasing additional Rights in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise. Any such additional purchase of Rights could be for cash or other consideration. Under such circumstances, the Proposed Merger might be delayed or abandoned as impracticable. The form and amount of consideration to be received by the holders of Common Stock in the Proposed Merger, if consummated, might be subject to adjustment to compensate Purchaser for, among other things, the costs of acquiring Rights and a portion of the potential dilution cost of Rights not owned by Purchaser and its affiliates at the time of the Proposed Merger. In such event, the value of the consideration to be exchanged for Common Stock in the Proposed Merger could be substantially less than the consideration paid in the Offer. In addition, Purchaser may elect under such circumstances not to consummate the Proposed Merger.

    Unless the Rights are redeemed, shareholders will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender of such shares of Common Stock in accordance with the procedures set forth in
Section 3. If separate Rights Certificates are not issued, a tender of Common Stock will also constitute a tender of the associated Rights. See Section 1 and
Section 3.

    Consummation of the Offer is conditioned upon, among other things, the Rights having been redeemed by the ASARCO Board or Purchaser being satisfied, in its sole discretion, that the Rights are invalid or otherwise inapplicable to the Offer and to the Proposed Merger. See Section 14.

13.  DIVIDENDS AND DISTRIBUTIONS.

    If, on or after the date of this Offer to Purchase, ASARCO should (i) split, combine or otherwise change the Common Stock or its capitalization, (ii) issue or sell any additional securities of ASARCO or otherwise cause an increase in the number of outstanding securities of ASARCO or (iii) acquire currently outstanding shares of Common Stock or otherwise cause a reduction in the number of outstanding shares of Common Stock, then, without prejudice to Purchaser's rights under Section 1 and Section 14, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

    If, on or after the date of this Offer to Purchase, ASARCO should declare or pay any dividend on the Common Stock, other than regular quarterly dividends, or make any distribution (including, without limitation, the issuance of additional shares of Common Stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Common Stock that is payable or distributable to shareholders of record on a date prior to the transfer to Purchaser or its nominee or transferee on ASARCO's stock transfer records of the Common Stock purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1 and Section 14, (i) the Offer Price will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Purchaser in its sole discretion.

14.  CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Common Stock, and may terminate the Offer as to any shares of Common Stock not then paid for, if, in the sole judgment of Purchaser
(i) at or prior to the expiration of the Offer any one or more of the Minimum Condition, the Rights Condition, the Merger Agreement Condition or the Regulatory Approval Condition has not been satisfied, or (ii) prior to the acceptance for payment of shares of Common Stock, any of the following events shall occur or shall be deemed by the Purchaser to have occurred:

        (a) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim before any court, governmental regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign (whether brought by ASARCO, an affiliate of ASARCO or any other person), which (i) challenges or seeks to challenge the acquisition by Parent or Purchaser or any affiliate of either of them of the shares of Common Stock, restrains, delays or prohibits or seeks to restrain, delay or prohibit the making of the Offer or the Proposed Merger, consummation of the transactions contemplated by the Offer or any other subsequent business combination, restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Purchaser or any of its affiliates in connection with the acquisition of ASARCO or obtains or seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer, the Proposed Merger or any other subsequent business combination,
    (ii) prohibits or limits or seeks to prohibit or limit Parent's or Purchaser's ownership or operation of all or any material portion of their or ASARCO's business or assets (including, without limitation, the business or assets of their respective affiliates and subsidiaries) or to compel or seeks to compel Parent or Purchaser to dispose of or hold separate all or any material portion of their own or ASARCO's business or assets (including, without limitation, the business or assets of their respective affiliates and subsidiaries) or imposes or seeks to impose any limitation on the ability of Parent, Purchaser or any affiliate of either of them to conduct its own business or own such assets as a result of the transactions contemplated by the Offer, Proposed Merger or any other subsequent business combination, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the shares of Common Stock pursuant to the Offer or the Proposed Merger illegal, or restricts the ability of Parent or Purchaser, or renders Parent or Purchaser unable, to accept for payment, purchase or pay for some or all of the shares of Common Stock or to consummate the Proposed Merger, (iv) imposes or seeks to impose limitations on the ability of Parent or Purchaser or any affiliate of either of them effectively to acquire or hold or to exercise full rights of ownership of the Common Stock, including, without limitation, the right to vote the shares of Common Stock purchased by them on an equal basis with all other shares of Common Stock on all matters properly presented to the shareholders of ASARCO, (v) in the sole judgment of Parent or Purchaser, might materially and adversely affect ASARCO or any of its subsidiaries or affiliates or Parent, Purchaser, or any of their respective affiliates or subsidiaries, (vi) in the sole judgment of Parent or Purchaser, might result in a material diminution in the value of the Common Stock or the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer, or (vii) in the sole judgment of Parent or Purchaser, imposes or seeks to impose any material condition to the Offer unacceptable to Parent or Purchaser;

        (b) there shall be any action taken, or any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer, the Proposed Merger or other subsequent business combination between Purchaser or any affiliate of Purchaser and ASARCO or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of Parent or Purchaser, could reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (i) through
    (vii) of paragraph (a) above;

        (c) any change (or any condition, event or development involving a prospective change) shall have occurred or become reasonably likely to occur in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of ASARCO or any of its subsidiaries or affiliates which, in the sole judgment of Parent or Purchaser, is or may be materially adverse to ASARCO or any of its subsidiaries or affiliates, taken as a whole, or Parent or Purchaser shall have become aware of any fact (including, without limitation, that any material contractual right of ASARCO or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of ASARCO or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger) or which, in the sole judgment of Parent or Purchaser, has or may have material adverse significance with respect to either the value of ASARCO or any of its subsidiaries, taken as a whole, or the value of the Common Stock to Parent or Purchaser;

        (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, or any material adverse change in the financial markets or major stock exchange indices in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event which, in the sole judgment of Parent or Purchaser, might affect, the extension of credit by banks or other lending institutions generally, (iv) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or Mexico, (v) any significant change in United States or Mexican or any other currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory), (vi) any significant adverse change in the market price of the Common Stock, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of Parent or Purchaser, a material acceleration or worsening thereof;

        (e) other than the redemption of the Rights at the Redemption Price, ASARCO or any subsidiary of ASARCO shall have, at any time after August 20, 1999 (i) issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of
    (A) any shares of its capital stock (other than sales or issuances pursuant to options outstanding on August 20, 1999 in accordance with their terms as disclosed on such date) of any class (including, without limitation, the Common Stock) or securities convertible into any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of ASARCO, or (B) any other securities in respect of, in lieu of, or in substitution for, Common Stock outstanding on August 20, 1999, (ii) purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of, any outstanding shares of Common Stock, or other securities, (iii) declared, paid or proposed to declare or pay any dividend or distribution on any shares of Common Stock (other than the regular quarterly dividend on the Common Stock not in excess of the amount per share, and with record and payment dates, in accordance with recent practice) or on any other security or issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the shares of Common Stock whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) issued, sold or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vi) split, combined or otherwise changed or authorized or proposed the split, combination or other change of the Common Stock, or its capitalization, (vii) authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable right of ASARCO or any of its subsidiaries or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, (viii) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business and consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by the Offer or any other change in control of ASARCO, (ix) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of ASARCO or any of its subsidiaries, or Parent or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (x) amended or proposed or authorized any amendment to the ASARCO Certificate of Incorporation or ASARCO By-Laws or similar organizational documents, (xi) authorized, recommended, proposed or entered into any other transaction that in the sole judgment of Parent or Purchaser could, individually or in the aggregate, adversely affect the value of the Common Stock to Parent or Purchaser or (xii) agreed in writing or otherwise to take any of the foregoing actions or Parent or Purchaser shall have learned about any such action which has not previously been publicly disclosed by ASARCO in filings with the SEC;

        (f) ASARCO and Parent or Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended;

        (g) Purchaser not being satisfied, in its sole discretion, that the provisions of the Shareholder Protection Act are invalid or otherwise inapplicable to the transactions contemplated by this Offer to Purchase; or

        (h) Purchaser not being satisfied, in its sole discretion, that the provisions of Article 10 of the ASARCO Certificate of Incorporation are inapplicable, invalid or, if legally required, satisfied with respect to the transactions contemplated by this Offer to Purchase;

which, in the sole judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment. Parent and Purchaser have the right to rely on any condition set forth in the immediately preceding sentence being satisfied in determining whether to consummate the Offer; however, if Parent or Purchaser asserts the failure of any such condition without relying on the exercise of its reasonable judgment or some other objective criteria, Parent and Purchaser shall promptly disclose such assertion and the Expiration Date will be (and, if necessary, will be extended to be) at least five business days after the date of such disclosure.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser in their sole discretion regardless of the circumstances (including any action or omission by Parent or Purchaser) giving rise to any such conditions or may be waived by Parent or Purchaser in their sole discretion in whole or in part at any time and from time to time. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Parent or Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Except as otherwise disclosed in this Offer to Purchase, based on a review of publicly available information filed by ASARCO with the SEC, neither Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of ASARCO and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of shares of Common Stock and the indirect acquisition of the capital stock of ASARCO's subsidiaries by Parent or Purchaser pursuant to the Offer or the Proposed Merger, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares of Common Stock, or the indirect acquisition of the capital stock of ASARCO's subsidiaries by Parent or Purchaser as contemplated herein. Should any such approval or other action be required, Parent and Purchaser currently contemplate that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of ASARCO, Purchaser or Parent or that certain parts of the businesses of ASARCO, Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for shares of Common Stock is subject to certain conditions. See the "Introduction" to this Offer to Purchase and Section 14.

    Other than as disclosed herein, Purchaser does not believe that any domestic or foreign takeover statutes or similar regulatory provisions apply to the Offer or the Proposed Merger and, therefore, neither Purchaser nor Parent currently has complied with any other such domestic or foreign takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any domestic or foreign law or regulation purportedly applicable to the Offer or the Proposed Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any domestic or foreign takeover statute or related regulation is applicable to the Offer or the Proposed Merger and an appropriate court or other body does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant domestic or foreign authorities, and Purchaser might not be able to accept for payment or pay for shares of Common Stock tendered in the Offer, or be delayed in consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any shares of Common Stock tendered pursuant to the Offer.

    U.S. ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and to the FTC and certain waiting period requirements have been satisfied. Parent expects to file such information on the date of this Offer to Purchase. Under the provisions of the HSR Act applicable to the Offer, the purchase of Common Stock pursuant to the Offer may not be consummated until the expiration of a fifteen-calendar day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such fifteen-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning such Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. Purchaser will not accept for payment shares of Common Stock tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See the "Introduction" to this Offer to Purchase and Section 14.

    The Proposed Merger would not require an additional filing under the HSR Act if Purchaser owns 50% or more of the outstanding shares of Common Stock at the time of the Proposed Merger.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Common Stock pursuant to the Offer. At any time before or after Purchaser's acquisition of Common Stock, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Common Stock pursuant to the Offer or otherwise seek divestiture of Common Stock acquired by Purchaser or divestiture of assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and ASARCO are engaged, Parent and Purchaser believe that the acquisition of Common Stock by Purchaser will not violate the U.S. antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Common Stock by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    GERMAN ANTITRUST LAW. Under the German Act Against Restraints of Competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the BUNDESKARTELLAMT, the German antitrust authority (the "BKartA") and certain waiting period requirements have been satisfied without issuance by the BKartA of an order to refrain. The purchase of shares of Common Stock by Purchaser pursuant to the Offer and the consummation of the Proposed Merger may be subject to such requirements. Under such act, the BKartA has one month from the time of filing of such information with the BKartA to advise the parties of its intention to investigate the Offer and the Proposed Merger, in which case the BKartA has four months from the date of filing in which to take steps to oppose the Offer and the Proposed Merger. Purchaser and/or Parent intends to file promptly the required notification with the BKartA and request early termination of the one-month waiting period. While Purchaser and Parent do not believe that there is any basis for the BKartA to investigate the Offer and the Proposed Merger and Purchaser and Parent believe that early termination of the waiting period will be granted, there can be no assurance that the BKartA will not investigate or oppose the transactions or that early termination of the waiting period will be granted. Based on an examination of publicly available information relating to the business in which ASARCO and Parent are engaged, including Parent's lack of German business activities, Parent and Purchase believe that the acquisition of Common Stock by Purchaser will not violate the German antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Common Stock by Purchaser on German antitrust grounds will not be made or, if such a challenge is made, of the result.

    ITALIAN ANTITRUST LAW. Under Italian antitrust law, Parent may be required to provide notice of the Offer to the Italian antitrust authority (the "Italian Authority"). Upon receipt of such notice, the Italian Authority has 15 days to either (i) approve the consummation of the Offer or (ii) institute a full investigation of the effect of the Offer on competition in the Italian market. Unlike U.S. antitrust law, there is no waiting period and there is no prohibition on consummating the Offer during the review period. If the Italian Authority institutes an investigation, within 45 days the Italian Authority must either (i) approve the consummation of the Offer, (ii) prohibit the indirect transfer of Italian assets, (iii) condition the transfer on divestiture of a portion of the Italian assets, or (iv) in the case where the parties have failed to provide all available information, extend the investigation for an additional 30 days. If the Offer has already been consummated, the Italian Authority may order divestment. Based on an examination of publicly available information relating to the businesses in which ASARCO and Parent are engaged, including Parent's lack of Italian business activities, Parent and Purchaser believe that the acquisition of Common Stock by Purchaser will not violate the Italian antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Common Stock by Purchaser on Italian antitrust grounds will not be made or, if such a challenge is made, of the result.

    OTHER. In connection with the acquisition of shares of Common Stock pursuant to the Offer or the Proposed Merger, the laws of certain of other foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on ASARCO's operations conducted in such countries and jurisdictions as a result of the acquisition of the shares of Common Stock pursuant to the Offer or the Proposed Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause ASARCO or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for ASARCO or any subsidiary after purchase of the shares of Common Stock pursuant to the Offer or the Proposed Merger.

    ASARCO conducts business and owns properties in many locations throughout the world, and Purchaser's knowledge thereof, which is based on publicly available information, is necessarily incomplete and may be inaccurate. Based on such publicly available information, however, Purchaser believes that ASARCO may own property in one or more jurisdictions whose laws may prohibit or otherwise restrict the transfer of property, or a controlling interest in the owner thereof, without first investigating the environmental condition of such property and remediating, or entering into an agreement with the appropriate governmental authority to remediate, contamination thereon. Purchaser will seek to comply with any such environmental laws that it determines may be applicable to the Offer (or to enter into agreements with such regulatory authorities to comply therewith following completion of the Offer).

    STATE TAKEOVER STATUTES. A number of other states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Take-Over Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult by, among other things, requiring the pre-approval of Illinois officials. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of a majority of the remaining shareholders. The Indiana Act did not require pre-approval of state officials. The state law before the Supreme Court of the United States was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, in TLX ACQUISITION CORP.

V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma and that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In KENNECOTT CORP. V. SMITH, a decision pre-dating the two United States Supreme Court decisions, the Federal district court in New Jersey, on remand from the United States Court of Appeals for the Third Circuit, found unconstitutional certain provisions of the New Jersey Takeover Bid Disclosure Law, including those requiring pre-approval of a New Jersey official. The court permanently enjoined enforcement of New Jersey law.

    Except as described in this Offer to Purchase, neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for shares of Common Stock tendered pursuant to the Offer, or be delayed in consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any shares of Common Stock tendered pursuant to the Offer.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable, and an appropriate court does not determine that such law is, or such laws are inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any shares of Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any shares of Common Stock tendered. See Section 14.

    THE SHAREHOLDER PROTECTION ACT. Consummation of the Offer is conditioned on Purchaser being satisfied, in its sole discretion, that the provisions of the Shareholder Protection Act are inapplicable to the acquisition of shares of Common Stock pursuant to this Offer and to the Proposed Merger.

    The Shareholder Protection Act generally provides that no resident domestic corporation shall engage in any business combination with any interested stockholder for a period of five years following that interested stockholder's stock acquisition date unless the business combination is approved by the Board of Directors prior to that stock acquisition date. An "interested stockholder" is any person (other than the resident domestic corporation or any of its subsidiaries) that (i) is the beneficial owner directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the resident domestic corporation, or (ii) is an affiliate or associate of that resident domestic corporation who, at any time within the five-year period immediately prior to the stock acquisition date, was a beneficial owner directly or indirectly of 10% or more of the outstanding voting stock of the resident domestic corporation. A "beneficial owner" of stock is a person that, individually or with or through any of its affiliates or associates (i) beneficially owns that stock directly or indirectly, (ii) has the right to acquire or vote that stock, or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of that stock with any other beneficial owner thereof. An "affiliate" of a beneficial owner is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with, the beneficial owner. A "resident domestic corporation" is an issuer of voting stock which is organized under the laws of the State of New Jersey and, as of the date in which any such person became an interested stockholder, has its principal executive offices located in New Jersey or significant business operations located in New Jersey. The "stock acquisition date" is the date that a person first becomes an interested stockholder of a resident domestic corporation. The "business combinations" at which these provisions are directed include any merger or consolidation.

    Accordingly, in the event ASARCO is a resident domestic corporation within the meaning of the Shareholder Protection Act, New Jersey law gives the ASARCO Board a veto power over any business combination proposed by one who directly or indirectly acquires 10% or more of ASARCO's voting stock.

    In addition, unless it falls under certain excluded categories of transactions, a business combination with an interested stockholder is prohibited at any time unless any one of the following three conditions are satisfied:

        (1) the board of directors must approve the business combination prior to the stock acquisition date of the interested stockholder;

        (2) the holders of two-thirds of the voting stock of the resident domestic corporation not beneficially owned by the interested stockholder must approve the business combination by affirmative vote at a meeting called for that purpose; or

        (3) (a) the holder of the resident domestic corporation's common stock, must receive the higher of (i) the maximum price paid for such class of stock by the interested stockholder during the five years preceding the announcement date or the date of the transaction in which the interested stockholder became an interested stockholder, whichever is higher, plus interest compounded annually, less the aggregate amount of cash dividends paid or (ii) the market value per share of common stock of the resident domestic corporation on the announcement date with respect to the business combination or on the interested shareholder's stock acquisition date, whichever yields a higher price,

           (b) the holder of stock other than common stock receives a similarly determined price, taking into account the highest preferential amount per share to which the holders of such shares are entitled in the event of any liquidation, dissolution or winding up of the resident domestic corporation, plus any preferential dividends to which they would be entitled that is not included in the preferential amount,

           (c) the consideration to the shareholders is paid in cash or in the same form that the interested stockholder used to acquire the largest block of stock that he acquired,

           (d) the holders of all outstanding stock not owned by the interested stockholder received the consideration required by the preceding paragraphs in the business combination, and

           (e) the interested stockholder did not become the beneficial owner of any additional shares of stock of the resident domestic corporation between his stock acquisition date and the date of consummation of the business combination, except (i) as part of the transaction that resulted in his becoming an interested stockholder, (ii) by virtue of proportionate stock splits, dividends or distributions not themselves constituting a business combination, (iii) pursuant to a business combination meeting the conditions of paragraph (c), or (iv) through purchase by that interested stockholder at any price which, if that price had been paid in an otherwise permissible business combination, the announcement date and consummation date of which were the date of that purchase, would have satisfied the requirements of paragraphs (a), (b) and (c).

    The foregoing summary of the Shareholder Protection Act does not purport to be complete and is qualified in its entirety by reference to the provisions of the Shareholder Protection Act.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations T, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the shares of Common Stock, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. As described in Section 10 of this Offer to Purchase, the financing of the Offer will be secured by, among other things, the shares of Common Stock. Based upon the value of the shares of Common Stock and the value of the other pledged collateral, Purchaser believes that the financing will be in compliance with the Margin Regulations.

16.  FEES AND EXPENSES.

    Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer. The Dealer Manager is acting in such capacity in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire ASARCO. Parent has agreed pursuant to an engagement letter (the "Engagement Letter") to pay the Dealer Manager (i) a fee of $2,000,000 upon the execution of the Engagement Letter,
(ii) a fee of $750,000 upon the earlier to occur of (a) the execution of a definitive merger agreement between Parent and the Company or (b) the commencement of general retail syndication of the Credit Facilities and (iii) a fee of $10,000,000 (reduced by amounts paid pursuant to (i) and (ii) above) payable upon the consummation of the acquisition of ASARCO by Parent, if the acquisition is consummated, or an agreement is entered into which subsequently results in a consummated acquisition of ASARCO by Parent, in either case, on or prior to June 24, 2000. Parent has also agreed to reimburse the Dealer Manager (in its capacities as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with their engagement, and to indemnify the Dealer Manager and certain related persons against certain liabilities and expenses in connection with their engagement, including certain liabilities under the Federal securities laws. The Dealer Manager has rendered various investment banking and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade or hold the securities of ASARCO and Parent for its own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Common Stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Common Stock. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

    In addition, Citibank, N.A. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17.  MISCELLANEOUS.

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the shares of Common Stock pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Stock in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Parent and Purchaser have filed with the SEC the Parent Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that copies may not be available at regional offices of the SEC).

    ASMEX CORPORATION

    September 27, 1999

                                                                      SCHEDULE I

             DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER
                                    AND EIM

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as noted, each such person, is a citizen of Mexico. The business address of each such person is c/o Parent. See
Section 9.

                                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                    OFFICES OR POSITIONS HELD    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------  --------------------------------------------
German Larrea Mota-Velasco............  Chairman of the Board and    Chief Executive Officer since 1994. Chief
                                        Chief Executive Officer        Executive Officer of EIM since 1994.
                                                                       Director since 1994.

Juan Sanchez-Navarro Peon.............  Director                     Vice President of Grupo Modelo, S.A. de C.V.
                                                                       since 1993. Chairman of Banco
                                                                       Internacional, S.A. from July 22, 1992 to
                                                                       April 23, 1997. Chairman of Grupo
                                                                       Financiero Bital, S.A. de C.V. from July
                                                                       22, 1992 to April 23, 1997. Director since
                                                                       1994.

Romulo O'Farrill Jr...................  Director                     Chief Executive Officers of Novedades
                                                                       Editores, S.A. de C.V. during the past
                                                                       five years. Director since 1994.

Prudencio Lopez Martinez..............  Director                     President of Sanvica, S.A. de C.V. since
                                                                       1982. Director since 1994.

Juan I. Gallardo Thurlow..............  Director                     Chairman of the Board of Grupo Azucarero de
                                                                       Mexico, S.A. de C.V. since 1995. Chairman
                                                                       of the Board of Grupo Embotelladoras
                                                                       Unidas, S.A. de C.V. since 1986. Director
                                                                       since 1994.

Claudio X. Gonzalez...................  Director                     Chairman and Chief Executive Officer of
                                                                       Kimberly-Clark de Mexico, S.A. de C.V.
                                                                       during the past five years. Director since
                                                                       1994.

Carlos Giron Peltier..................  Director                     Retired since 1995. Director since 1994.

Jose Mendoza Fernandez................  Director                     Chief Executive Officer of Bufete
                                                                       Industrial, S.A. for the past five years.
                                                                       Director since 1994.

Genaro Larrea Mota-Velasco............  Director and Commercial      Commercial Managing Director since 1994.
                                          Managing Director            Director since 1994.

Agustin Santamarina Vazquez...........  Director and Secretary of    Of counsel of Parent since July 1, 1992.
                                          the Board                    Director since 1994.

                                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                    OFFICES OR POSITIONS HELD    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------  --------------------------------------------
Hector Calva Ruiz.....................  Managing Director for        Managing Director of Industrial Minera
                                          Exploration and Projects     Mexico, S.A. de C.V. from 1984 to 1997.
                                          and Alternate Director       Managing Director for Exploration and
                                                                       Projects of Parent since 1997. Alternate
                                                                       Director since 1998.

Daniel Tellechea Salido...............  Managing Director for        Managing Director of Mexicana de Cobre, S.A.
                                          Administration and           de C.V. from 1986 to 1993. Managing
                                          Finance and Alternate        Director for Administration and Finance
                                          Director                     since 1994. Alternate Director since 1998.

Oscar Gonzalez Rocha..................  Managing Director for        Managing Director for Mexicana de Cobre,
                                          Mexicana de Cobre, S.A.      S.A. de C.V. since 1986. Managing Director
                                          de C.V. and Mexicana de      of Mexicana de Cananea, S.A. de C.V. since
                                          Cananea, S.A. de C.V. and    1990. Alternate Director since 1988.
                                          Alternate Director

Xavier Garcia de Quevedo Topete.......  Managing Director for        Managing Director for Exploration and
                                          Ferrocarril Mexicano,      Development of Parent from 1994 to 1997.
                                          S.A. de C.V. and Grupo       Managing Director for Ferrocarril
                                          Ferroviario Mexicano,        Mexicano, S.A. de C.V. and Grupo
                                          S.A. de C.V. and             Ferroviario Mexicano, S.A. de C.V. since
                                          Alternate Director           1997. Alternate Director since 1998.

Alfredo Casar Perez...................  Managing Director for        Managing Director of Compania Perforadora
                                          Development and Alternate    Mexico, S.A. de C.V. from 1992 to date.
                                          Director                     Managing Director for Development of
                                                                       Parent since 1997. Alternate Director
                                                                       since 1998.

Daniel Chavez Carreon.................  Managing Director for        Corporate Purchasing Director for Parent
                                          Industrial Minera Mexico,    from 1991 to 1997. Managing Director for
                                          S.A. de C.V. and             Industrial Minera Mexico, S.A. de C.V.
                                          Alternate Director           since 1997. Alternate Director since 1998.

Eduardo Gonzalez Gomez................  Alternate Director           CEO's Assistant of Mexicana de Cobre, S.A.
                                                                       de C.V. from 1984 to 1997. Independent
                                                                       Financial Advisor since 1997. Alternate
                                                                       Director since 1994.

Sergio M. Ferrer de la Barrera........  General Counsel and          Associate in Baker & McKenzie, S.C. from
                                          Alternate Director and       1993 to 1995. General Counsel since 1995.
                                          Assistant Secretary          Alternate Director since 1998.

Manuel Calderon Cardenas..............  Director of Mine Planning    Director of Mine Planning and Control for
                                          and Control                  the past five years.

Vidal Muhech Dip......................  Director for Engineering     Director for Engineering and Construction
                                          and Construction             since 1985.

                                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                    OFFICES OR POSITIONS HELD    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------  --------------------------------------------
Ernesto Duran Trinidad................  Comptroller                  Comptroller of Mexicana de Cobre, S.A. de
                                                                       C.V. from 1986 to 1993. Comptroller of
                                                                       Parent since 1993.

Genaro Guerrero Diaz Mercado..........  Treasurer                    Treasurer since 1993.

Gabino Paez Gonzalez..................  Managing Director for        Managing Director for Industrial Relations
                                          Industrial Relations and     since 1989. Alternate Director since 1994.
                                          Alternate Director

Rolando Vega Iniguez..................  Examiner                     Examiner of the Board since 1994.

Gilberto Nava Escobedo................  Alternate Examiner           Alternate Examiner of the Board since 1994.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Each such person is a citizen of Mexico and the business address of each such person is c/o Purchaser. See
Section 9.

                                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                    OFFICES OR POSITIONS HELD    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------  --------------------------------------------

German Larrea Mota-Velasco............  President and Chairman of    See above.
                                          the Board

Genaro Larrea Mota-Velasco............  Vice President and Director  See above.

Agustin Santamarina Vazquez...........  Director                     See above.

Daniel Tellechea Salido...............  Vice President and           See above.
                                          Treasurer

Hector Calva Ruiz.....................  Vice President               See above.

Sergio M. Ferrer de la Barrera........  Secretary                    See above.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF EIM. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of EIM. Except as noted each such person, is a citizen of Mexico. The business address of each such person is c/o EIM. See
Section 9.

                                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                    OFFICES OR POSITIONS HELD    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------  --------------------------------------------
German Larrea Mota-Velasco............  Chairman of the Board and    See above.
                                          Chief Executive Officer

Genaro Larrea Mota-Velasco............  Director                     See above.

Alfredo Casar Perez...................  Director                     See above.

Eduardo Gonzalez Gomez................  Director                     See above.

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Common Stock Certificates (and Rights Certificates, if applicable) and any other required documents should be sent by each shareholder of ASARCO or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                                 CITIBANK, N.A.

         BY COURIER:                     BY MAIL:                       BY HAND:

       Citibank, N.A.                 Citibank, N.A.                 Citibank, N.A.
        915 Broadway                   P.O. Box 685              Corporate Trust Window
          5th Floor                 Old Chelsea Station        111 Wall Street, 5th Floor
  New York, New York 10010       New York, New York 10113       New York, New York 10043

              Facsimile for Eligible Institutions: (212) 505-2248

                   To Confirm Facsimile Only: (800) 270-0808

                              -------------------

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer
Manager at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of shares of Common Stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                 UNITED STATES
                                77 Water Street
                            New York, New York 10005
                         CALL TOLL-FREE: (800) 714-3305
                                       or
                         (212) 269-5550 (call collect)

                                     EUROPE
                        Royex House, Aldermanbury Square
                            London, England EC2V 7HR
                        (44) 171 600 5005 (call collect)

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

                                270 Park Avenue
                            New York, New York 10017
                           Telephone: (212) 270-3298